EXHIBIT 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

ETAILZ INC.,

THE SELLERS NAMED HEREIN,

THOMAS C. SIMPSON,
as Sellers’ Representative,

and

TRANS WORLD ENTERTAINMENT CORPORATION,
as Buyer

-i-

-ii-

-iii-

Schedules

1.1A	Knowledge
1.1B	Specified Employees
2.3(p)	Sellers’ Representative Wire Transfer Instructions
2.5(a)	Sellers Allocations
6.6(c)	Fundamental Sellers
7.1(a)	Covered Sellers

Company Disclosure Schedule

Sellers Disclosure Schedule

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Offer Letter
Exhibit D	Etailz Employee Retention Bonus Plan
Exhibit E	[reserved]
Exhibit F	Form of Spousal Consent
-iv-

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made as of October 17, 2016 (the “Closing Date”) by and among (i) Trans World Entertainment Corporation, a New York corporation (“Buyer”), (ii) Etailz Inc., a Washington corporation (the “Company” or “Etailz”), (iii) each shareholder of the Company identified in Section 3.3(a) of the Company Disclosure Schedule (each a “Seller” and, collectively, “Sellers”), and (iv) Thomas C. Simpson, as representative of the Sellers (in such capacity, the “Sellers’ Representative”). Capitalized terms used herein have the meanings set forth in Section 1 of this Agreement.

WHEREAS, the Company operates as an online third party marketplace sales expert, utilizes proprietary software to optimize brand performance across sales channels, develops consumer products, operates a brick-and-mortar retail store and provides related marketing, creative and consulting services (the “Business”);

WHEREAS, Sellers collectively own all of the issued and outstanding capital stock (the “Shares”) of the Company;

WHEREAS, Sellers wish to sell the Shares and Buyer wishes to purchase the Shares on the terms and subject to the conditions set forth below;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to Buyer’s willingness to enter into this Agreement, each Specified Employee has executed and delivered an Offer Letter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows

1.          DEFINITIONS

1.1          Defined Terms

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Agreement” means this Share Purchase Agreement, including all exhibits and schedules hereto.

“Breach” with respect to any representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement, a “Breach” means (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that, if true, is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by law to be closed for business.

“Buyer Financial Statements” means the financial statements of Buyer included in the Buyer SEC Documents.

“Buyer SEC Documents” means any forms, reports, schedules, statements, prospectuses and other documents and exhibits publicly filed with, or furnished to, the SEC by Buyer or any of its Subsidiaries since February 1, 2013, as the same have been amended and supplemented since the time of their respective filing or furnishing.

“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Company as at August 31, 2016, prepared in accordance with GAAP applied on a basis consistent with the Financial Statements (except for normal year-end adjustments and the absence of footnote disclosures).

“Commercial Tax Agreement” means any commercial agreement not primarily related to Taxes that may impose contractual liability on the Company for Taxes of another Person, such as credit facilities with tax gross-up provisions or real estate leases with tax escalation provisions; provided that an agreement relating to a sale or other disposition (including a spinoff or splitoff) of all or a portion of an entity or of any asset (other than sales of inventory to customers in the Ordinary Course of Business) shall not be considered a commercial tax agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company on the Closing Date in connection with the execution of this Agreement. The Sections of the Company Disclosure Schedule are numbered to correspond to the applicable Sections of this Agreement and qualify only those sections.

“Company Intellectual Property” means all Intellectual Property owned, used or held for use in the conduct of the Business of the Company or any of its Subsidiaries.

“Company IT Systems” shall mean all information technology systems, networks, hardware, computers, Software, servers, workstations, routers, hubs, switches, data communication lines, and other information technology equipment used or held for use in the operation of the Company’s Business.

“Compete” shall mean work, act, serve, operate, perform, participate or engage as an officer, director, shareholder, manager, member, partner, principal, associate, employee, consultant, programmer, contractor, advisor, Affiliate, trustee, owner, part-owner, broker, agent, representative, co-venturer or otherwise, for or on behalf of any individual or entity (including, without limitation, any Seller) or business involved in the services offered by the Company or any of its Subsidiaries.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization and any ISS Consent).

“Contract” means any written or oral agreement, contract, obligation, promise, license, commitment, arrangement, undertaking or understanding that is or is intended to be legally binding.

“Damages” means any losses, costs, damages, Liabilities, Taxes, expenses, obligations, actions, suits, proceedings, claims, demands, judgments, settlements, fees, fines and penalties (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third party claims, but excluding any punitive, special, exemplary or consequential damages, except any such damages arising in connection with Third Party Claims and Fraud Claims.

“Earnout Period” means each of (i) the twelve month period from and including 12:00 a.m. on January 29, 2017 through and including 11:59 p.m. on February 3, 2018 (the “First Earnout Period”), and/or (ii) the twelve month period from and including12:00 a.m. on February 4, 2018 through and including 11:59 p.m. on February 2, 2019 (the “Second Earnout Period”), as applicable. All times are Eastern time.

“Employee Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA whether or not such plan is subject to ERISA), (ii) each other compensation or benefit plan, policy, program, agreement or arrangement (including each stock purchase, stock option, restricted stock or other equity-based, pension, retiree medical or life insurance, supplemental retirement, profit sharing, severance, retention, change-of-control, bonus, incentive, deferred compensation, or fringe benefit plan, policy, program, agreement or arrangement), and (iii) each employment, consulting, individual independent contractor, severance or other individual agreement or arrangement, in each case with or for the benefit of any current or former officer, employee, director, individual independent contractor or other service provider (or their dependents and beneficiaries).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)     any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)     fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)     financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)     any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)     advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)     preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)     reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)     assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)     protecting resources, species, or ecological amenities;

(f)     reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)     cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)     making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agent” means Wells Fargo Bank, N.A., in its capacity as such under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement dated the Closing Date among Buyer, Sellers’ Representative and the Escrow Agent in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of the Indemnity Escrow Amount plus the Earnout Escrow Amount.

“Etailz Employee Retention Bonus Plan” means the Company Benefit Plan attached hereto as Exhibit D.

“Etailz Operating Income” means, with respect to each Earnout Period, (i) Marketplace Sales, net of estimated returns, minus (ii) the cost of Marketplace Sales (including shipping and handling costs and fulfillment fees), minus (iii) Etailz’ selling, general and administrative expenses. Except as set forth herein, each line item shall be determined in accordance with GAAP applied in a manner consistent with the Audited Financial Statements and the related notes to financial statements. Selling, general and administrative expenses will include Etailz rent expense (including deferred rent) for office, retail and warehouse spaces used to operate the Business, base salaries and benefits of Etailz employees (including match of Etailz employee contributions under 401(k) plans), payroll taxes, bonuses, travel & entertainment expenses and all other direct operating expenses of Etailz, without allocation of TWEC operating overhead or other costs. For purposes of determining Etailz Operating Income, the parties agree that during each Earnout Period: (A) all expenses related to payments from the Etailz Employee Retention Bonus Plan shall be excluded, (B) expenses incurred in connection with any audit or review of Etailz financial statements by independent auditors shall not exceed $25,000 per Earnout Period, (C) all non-cash compensation expenses shall be excluded, (D) all expenses of consultants retained at Buyer’s discretion shall be excluded, and (E) in the event Buyer requests or causes Etailz to incur or accrue expenses that Etailz otherwise would not have incurred or accrued to operate the Business, including, without limitation, any expenses related to (x) the buildout and operation of the F.Y.E. online store (y) any additional software development expenses solely for the benefit of F.Y.E. or (z) any combination of the business, assets or operations of any other person or entity (including any division of Buyer) with the Business, Buyer and Etailz will mutually agree in advance on the appropriate treatment of such expenses for purposes of calculating Etailz Operating Income. For avoidance of doubt, it is agreed and understood that Etailz is expected to incur expenses to enable Etailz to service its business partnerships, continue to grow and expand its core businesses, scale and internationalize its operations, enhance the functionality of its proprietary software, improve marketplace integrations, document existing software and new software development and the like, in accordance with good business practice, and such expenses are intended to be expensed as incurred and included in the calculation of Etailz Operating Income.

“Etailz Line of Credit” means the revolving credit agreement between the Company and JPMorgan Chase Bank, N.A. dated as of November 25, 2014, as amended on January 21, 2016 and August 25, 2016.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (excluding motor vehicles) currently or formerly owned or operated by the Company.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)     nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)     federal, state, local, municipal, foreign, or other government;

(c)     governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)     multi-national organization or body; or

(e)     body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company or any of its Subsidiaries.

“Hazardous Materials” means includes any (i) “hazardous substance,” “pollutants,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”) or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. § 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xii) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or gross income, gross receipts, or gross margin (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Indebtedness” means, with respect to the Company at any date, all indebtedness of the Company, including (i) any indebtedness for borrowed money (including all accrued but unpaid interest, premiums, expenses, commitment fees, reimbursements, indemnities, penalties and all other amounts payable in connection therewith), (ii) any indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including all accrued but unpaid interest, premiums, expenses, commitment fees, reimbursements, indemnities, penalties and all other amounts payable in connection therewith), (iii) amounts payable by the Company in respect of outstanding credit cards balances incurred by the Company in the Ordinary Course of Business, and (iv) any direct or indirect guarantees by the Company of indebtedness of another Person of the types described in clauses (i), (ii) and/or (iii). All Indebtedness of the Company as of the Closing Date is set forth in Section 3.5(f) of the Company Disclosure Schedule.

“Indemnity Escrow Amount” means $1,500,000.

“Independent Accounting Firm” means an independent accounting firm jointly selected by Buyer and Sellers’ Representative, each acting in good faith, which firm shall not have had any material relationship with any of Buyer, the Company, Sellers’ Representative, any Seller or any of their respective Affiliates during the two (2) year period preceding its selection.

“Intellectual Property” means all (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof and all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, any and all common law rights with respect to any of the foregoing, Internet domain names, all registrations and applications for registration of any of the foregoing, all rights therein provided by international treaties or conventions, all extensions and renewals of any of the foregoing and all goodwill appurtenant to any of the foregoing; (c) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) trade secrets, including processes, know-how, specifications, financial models and risk models, and rights in Software, customer lists, sales data and other confidential or proprietary information.

“International Trade Laws” means any U.S. law, statute, order of a Governmental Body, regulation, rule, permit, license, directive, decree, ordinance or other written decision or requirement having the force or effect of law of any arbitrator, court, government or government agency or instrumentality or other Governmental Body, concerning the exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such exportation, re-exportation or deemed exportation, including laws, regulations, orders, restrictions and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), the U.S. Department of State (“State”), the United States Office of Foreign Assets Control (“OFAC”); including the sanctioned entity list; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, after due inquiry or investigation. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Knowledge of the Buyer” means the Knowledge of employees of Buyer identified on Schedule 1.1A.

“Knowledge of the Company” means the Knowledge of the employees and shareholders of the Company identified on Schedule 1.1A.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order or official administrative pronouncement, constitution, law, ordinance, principle of common law, order of any court or other tribunal, permit, regulation, statute, or treaty.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due).

“Marketplace Sales” for any Earnout Period means the gross revenue (including shipping revenue) generated from (i) the sale of products by the Company, and (ii) to the extent that the Company is the “merchant of record” on such sales, the sale of products by Buyer or any of its consolidated Subsidiaries as of the Closing Date, in each case through any domestic or international third-party platform including, but not limited to, Amazon.com, Jet.com, Walmart.com, Sears.com, or other similar platforms.

“Material Adverse Effect” means any event, change, occurrence, effect, fact or circumstance having, or that would reasonably be expected to have, a material adverse effect on the business, operations, prospects, assets, results of operations or financial condition of the Company.

“Material Contact” means direct contact by a Seller or any employee directly or indirectly supervised by a Seller.

“Maximum Earnout Amount” means $14,600,000.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Offer Letter” means, with respect to each Specified Employee, the Offer Letter from Buyer to such Specified Employee dated the date hereof, substantially in the form attached hereto as Exhibit C.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)     such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)     such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)     such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Prohibited Business” means the sale or provision of products or services similar to those sold, provided or offered by the Company as of and prior to the Closing Date and, for any Seller that becomes an employee of Buyer or any of Buyer’s Subsidiaries after the Closing Date, during the two (2) year period immediately prior to the date on which such Seller’s employment with Buyer is terminated by Buyer or any such Subsidiary for any reason.

“Protected Information” shall mean: (i) any information, in any form, that relates to an individual or that could reasonably be used to identify an individual, including personally identifiable information and protected health information, (ii) financial information, including payment card information, and (iii) any confidential or non- public information subject to obligations of confidentiality or non-disclosure by applicable Legal Requirements or by Contract.

“Purchase Price” means $36,200,000 plus the Stock Consideration plus the Earnout Consideration.

“Registration Rights Agreement” means the registration rights agreement dated the Closing Date among Buyer, Sellers and Sellers’ Representative in the form attached hereto as Exhibit B.

“Related Person” means with respect to a particular individual:

(a)     each other member of such individual’s Family;

(b)     any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)     any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)     any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)     any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)     any Person that holds a Material Interest in such specified Person;

(c)     each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)     any Person in which such specified Person holds a Material Interest;

(e)     any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)     any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (A) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (B) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” means, unless otherwise set forth herein, the period beginning on the Closing Date and ending on the date that is the latest of (i) three (3) years from the Closing Date, (ii) for any Seller that becomes an employee of Buyer or any of Buyer’s Subsidiaries after the Closing Date, two (2) years from the date on which such Seller’s employment with Buyer is terminated by Buyer or any such Subsidiary for any reason, or (iii) the last date of any severance payment to such Seller following the termination of such Seller’s employment with Buyer.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued thereunder.

“Software” means all computer programs, applications and software, whether in source code or object code form, and data and databases.

“Specified Employee” means each individual identified in Schedule 1.1B.

“Stock Consideration” means 5,730,659 TWEC Shares.

“Straddle Period” means any Tax period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” means with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or by one or more of its Subsidiaries.

“Tax” means (i) all U.S. federal, state, local or non- U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, intellectual property, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, estimated, value added, alternative or add on minimum, or other tax, duty, levy, impost, assessment or similar governmental charge, whether computed on a separate or consolidated, unitary or combined basis, including any interest, penalty or addition thereto and (ii) all transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar state, local or non- U.S. provision)) in respect of any items described in clause (i), in each case, whether disputed or not.

“Tax Receivable” means any cash received by the Company, from the IRS or any other applicable taxing authority, in respect of a refund of U.S. federal, state or local Income Taxes paid (including through the payment of estimated quarterly payments) by the Company to such taxing authority before the Closing Date, in respect of the Company’s taxable years ended December 31, 2014 or December 31, 2015, or the Company’s taxable year ending on the Closing Date, in each case to the extent such refund is directly attributable to any deduction resulting from the exercise of any Company warrant or stock option in connection with the Transactions (determined on a “without and without” basis).

“Tax Return” means all returns, declarations, reports, statements, and other documents filed or required to be filed with any Governmental Body with respect to any Tax (including any schedules), including any information return, claim for refund, amended return, or declaration of estimated Tax, and any amendments or estimates of any of the foregoing.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Registration Rights Agreement and the Offer Letters.

“Transactions” means all of the transactions contemplated by this Agreement, including:

a.     the sale of the Shares by Sellers to Buyer;

b.     the execution, delivery, and performance of the Transaction Agreements; and

c.     the performance by Buyer and each Seller, as applicable, of their respective covenants and obligations under this Agreement and each other Transaction Agreement to which Buyer and/or such Seller, as applicable, is a party.

“TWEC” means Trans World Entertainment Corporation and its Subsidiaries. For the avoidance of doubt, after the Closing Date, “TWEC” shall include the Company as a Subsidiary of TWEC.

“TWEC Shares” means shares of the common stock, par value $0.01 per share, of Trans World Entertainment Corporation.

1.2          Additional Defined Terms

AAA Rules and Procedures	8.4(a)
Arbitration	8.4(a)
Assets	3.8(a)
Audited Financial Statements	3.5(a)
Award	8.4(a)
Balance Sheet	3.5(a)
Business	Recitals
Business Partners	3.10(a)
Buyer	Preamble
Buyer Exempt Claim	6.6(c)
Buyer Fundamental Representations	6.1(a)
Buyer Indemnified Persons	6.2
CFO Closing Certificate	2.3(g)
Claim Amount	6.7(d)
Claim Notice	6.4(a)
Closing	2.2
Closing Date	Preamble
Closing Date Cash Payment	2.5(a)(i)
COBRA	3.14(b)
Common Stock	3.3(a)
Company	Preamble
Company Benefit Plan	3.14(a)
Company Fundamental Representations	6.1(a)
Company Software	3.23(a)(vi)
Covered Sellers	7.1(a)
Deductible	6.6(a)
Dispute	8.4(a)
Earnout Consideration	2.5(b)(i)
ERISA Affiliate	3.14(a)
Etailz	Preamble
Financial Statements	3.5(a)
Fraud Claims	6.6(b)
Fundamental Rep Cap	6.6(d)

Geographic Areas	3.1(c)
Indemnification Period	6.1(a)
Indemnified Person	6.4(a)
Indemnifying Person	6.4(a)
Interim Balance Sheet	3.5(a)
Lease	3.7(b)
Leased Real Property	3.7(b)
Mediation	8.4(a)
Objection Notice	6.4(b)
Open Source Code	3.23(f)
Operating Income Statement	2.5(b)(ii)
Owned Intellectual Property	3.23(a)
Preferred Stock	3.3(a)
Privacy Policies	3.23(h)
Proprietary Information	7.3
Released Claims	8.12(a)
Released Parties	8.12(a)
Seller	Preamble
Seller Fundamental Representations	6.1(a)
Seller Indemnified Persons	6.3
Sellers’ Representative	Preamble
Shares	Recitals
Standard Cap	6.6(c)
Third Party Claim	6.4(a)
Transfer Taxes	7.2(d)

1.3          Interpretation

The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) will not limit any provision of this Agreement. The terms “include,” “includes” and “including” are not intended to be limiting and will be deemed to be followed by the words “without limitation” or words of like import. Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof. The section, paragraph, exhibit and schedule headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

2.          PURCHASE AND SALE OF THE SHARES

2.1          Purchase and Sale of the Shares

Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Sellers, free and clear of all Encumbrances, all right, titles and interests of Sellers in and to the Shares.

2.2          Closing

The consummation of the Transactions (the “Closing”) will be effected by electronic exchange of documents and signature pages on the Closing Date. The Closing will be effective as of 12:01 a.m. Eastern time on the Closing Date.

2.3          Deliveries by the Company and Sellers

At the Closing, the Company will deliver, or cause to be delivered, to Buyer:

(a)     a secretary’s certificate of the Company, dated the Closing Date, certifying as to and attaching (i) the Organizational Documents of the Company; (ii) a good standing certificate of the Company issued as of a date within five days prior to the Closing Date by the Secretary of State of the State of Washington; (iii) the resolutions duly adopted by the directors of the Company authorizing the execution and delivery of this Agreement; and (iv) the resolutions duly adopted by the directors of the Company authorizing and adopting the Etailz Employee Retention Bonus Plan;

(b)     an executed resignation letter of each director of the Company, effective as of the Closing Date;

(c)     copies of (i) each Consent identified in Section 3.2 of the Company Disclosure Schedule, and (ii) each filing required by Legal Requirement to be made by the Company in order to consummate the Transactions, all of which shall be in full force and effect;

(d)     [reserved];

(e)     customary pay-off letters and lien releases in form and substance reasonably acceptable to Buyer in respect of the Etailz Line of Credit;

(f)     a signature page counterpart to this Agreement, duly executed by the Company;

(g)     evidence of termination on or prior to the Closing Date (without any liability or obligation of Buyer, the Company or any of their respective Affiliates) of each Contract set forth on Section 3.3(b)(iii) of the Company Disclosure Schedule;

(h)     the original stock transfer and corporate minute books of the Company and all other books and records of, or pertaining to, the Business and the operations of the Company;

(i)     the Company Disclosure Schedule; and

(j)     such other documents and instruments as may be necessary or advisable to consummate the Transactions, as reasonably determined by Buyer;

and Sellers will deliver, or will cause to be delivered, to Buyer:

(k)     certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(l)     [reserved];

(m)     with respect to each Seller that is (A) a natural person and (B) married, a duly executed spousal consent dated the Closing Date in the form attached as Exhibit F;

(n)     signature page counterparts to (i) this Agreement, duly executed by each Seller and the Sellers’ Representative, (ii) the Registration Rights Agreement, duly executed by each Seller and the Sellers’ Representative, (iii) the Escrow Agreement, duly executed by the Sellers’ Representative, and (iv) the Offer Letters, each duly executed by the applicable Specified Employee;

(o)     with respect to each Seller, (i) a certificate in the form set forth in U.S. Treasury Regulation Section 1.1445-2(b)(2)(iv), dated as of the Closing Date, signed by such Seller certifying that such Seller is not a foreign person, and (ii) a duly completed IRS Form W-9 certifying that such Seller is exempt from U.S. federal backup withholding;

(p)     the Sellers’ Representative wire transfer instructions; and

(q)     such other documents and instruments as may be necessary or advisable to consummate the Transactions, as reasonably determined by Buyer.

2.4          Deliveries by Buyer

At the Closing, Buyer will deliver or cause to be delivered:

(a)     stock certificates representing the Stock Consideration; and

(b)     signature page counterparts to (i) this Agreement, (ii) the Registration Rights Agreement, (iii) the Escrow Agreement, and (iv) the Offer Letters, in each case duly executed by Buyer and, in the case of the Escrow Agreement, the Escrow Agent.

2.5          Purchase Price

(a)     Payments at Closing. At the Closing, Buyer will:

(i)     pay to Sellers, in the aggregate, an amount equal to $36,200,000, minus the Indemnity Escrow Amount (the sum of the foregoing, the “Closing Date Cash Payment”), which amount will paid by Buyer to Sellers’ Representative on behalf of the Sellers for distribution by the Sellers’ Representative to the Sellers in accordance with the allocation percentages agreed among the Sellers as set forth in Schedule 2.5(a),

(ii)     [reserved], and

(iii)     deposit (A) the Indemnity Escrow Amount, and (B) an amount equal to the Maximum Earnout Amount (the “Earnout Escrow Amount”), each into a separate account to be held by Escrow Agent. The Earnout Escrow Amount will be available after the Closing to pay any Earnout Consideration that becomes due pursuant to Section 2.5(b), and the Indemnity Escrow Amount will be available to satisfy any indemnification claims pursuant to Section 6 and/or Section 7, in each case in accordance with the terms and conditions of this Agreement and the Escrow Agreement; and

(iv)     issue to Sellers, in the aggregate, the Stock Consideration. Buyer will issue to each Seller the number of TWEC Shares set forth opposite such Seller’s name in Schedule

2.5(a), which newly issued shares will vest in accordance with the vesting schedule specified in Schedule 2.5(a).

(v)     Each Seller hereby acknowledges and agrees with the non-pro rata allocation of the Closing Date Cash Payment and Stock Consideration as set forth in Schedule 2.5(a) and, to the extent such Seller will receive an amount that is less than the amounts that represent its pro rata share of the Closing Date Cash Payment and/or Stock Consideration based on its ownership of Shares immediately prior to the Closing, such Seller hereby instructs Buyer to distribute such differences as specified in Schedule 2.5(a).

(b)     Contingent Post-Closing Payments.

(i)     If Etailz Operating Income for the First Earnout Period is at least $6,000,000, Buyer will pay to Sellers, in the aggregate, an additional amount equal to $7,300,000 (the “First Earnout Period Payment”).

(ii)     If Etailz Operating Income for the Second Earnout Period is at least $7,500,000, Buyer will pay to Sellers, in the aggregate, an additional amount equal to $7,300,000 (the “Second Earnout Period Payment”).

(iii)     If Etailz Operating Income for the First Earnout Period was less than $6,000,000, and the sum of Etailz Operating Income for the First Earnout Period plus Etailz Operating Income for the Second Earnout Period is at least $13,500,000, in addition to the payment of the Second Earnout Period Payment, Buyer will pay to Sellers, in the aggregate, an additional amount equal $7,300,000 (the “Catch Up Earnout Payment”).

(iv)     The aggregate amount, if any, that becomes due and payable pursuant to this Section 2.5(b) is referred to herein as the “Earnout Consideration.” Each payment by Buyer of Earnout Consideration, if any, shall be disbursed as follows: (A) 10% shall be retained by Buyer and allocated to increase the bonus pool available to be distributed under the Etailz Employee Retention Bonus Plan, and (B) 90% shall be paid to the Sellers’ Representative on behalf of the Sellers for distribution by the Sellers’ Representative to the Sellers in accordance with the allocation percentages set forth opposite each Seller’s name on Schedule 2.5(a) under the heading “Contingent Consideration Allocation Percentage as Agreed Among Sellers.” For avoidance of doubt, Buyer, Sellers and Sellers’ Representative acknowledge and agree that the Earnout Consideration will not under any circumstance exceed the Maximum Earnout Amount. The right of any Seller to receive its allocated percentage of the Earnout Consideration shall not be contingent on such Seller’s continued employment with Buyer.

(v)     Within 30 days after the end of each Earnout Period, Buyer will prepare (or cause to be prepared) and deliver to Sellers’ Representative, a statement of Buyer’s calculation of Etailz Operating Income for such Earnout Period (the “Operating Income Statement”). Within the 15 day period after Buyer’s delivery of its proposed Operating Income Statement, Sellers’ Representative will, in a notice to Buyer, either accept Buyer’s proposed Operating Income Statement or, in the event that Sellers’ Representative disagrees with Buyer’s proposed Operating Income Statement, describe in reasonable detail any proposed adjustments to Buyer’s proposed Operating Income Statement which Sellers’ Representative believes should be made and the basis therefor. Buyer will provide Sellers’ Representative with reasonable access to the Company’s books and records along with reasonable access to such Company employees as Sellers’ Representative shall reasonably request for the purpose of reviewing and verifying the Operating Income Statement on condition of maintaining confidentiality. Buyer and Sellers’ Representative will negotiate in good faith to resolve any dispute over Sellers’ Representative’s proposed adjustments to Buyer’s Operating Income Statement, provided that if any such dispute is not resolved within 15 days following receipt by Buyer of Sellers’ Representative’s proposed adjustments, such dispute shall be resolved in accordance with Section 8.4(c).

(vi)     Each Operating Income Statement will become final and binding on all parties upon the earliest of (A) Sellers’ Representative’s delivery of notice to Buyer of its acceptance of Buyer’s proposal thereof, (B) Sellers’ Representative’s failure to deliver notice of its proposed adjustments to Buyer’s proposal thereof within the 15 day period specified in Section 2.5(b)(v), (C) the mutual agreement of Sellers’ Representative and Buyer with respect to any of Sellers’ Representative’s proposed adjustments to Buyer’s proposal thereof, or (D) the date of the Independent Accounting Firm’s report in respect of any disputed items submitted to it.

(vii)     Subject to Section 6.7(b), (A) within two (2) Business Days after the Operating Income Statement in respect of the First Earnout Period becomes final, if the condition set forth in Section 2.5(b)(i) is satisfied, Buyer will instruct the Escrow Agent to release to Sellers’ Representative the First Earnout Period Payment; and (B) within two (2) Business Days after the Operating Income Statement in respect of the Second Earnout Period becomes final, (y) if the condition set forth in Section 2.5(b)(ii) is satisfied, Buyer will instruct the Escrow Agent to release to Sellers’ Representative the Second Earnout Period Payment, and (z) if the condition set forth in Section 2.5(b)(iii) is satisfied, Buyer will instruct the Escrow Agent to release to Sellers’ Representative, the Catch Up Earnout Payment.

(viii)     Buyer shall cause the Company and the Company’s employees to maintain complete, accurate and separate accounting records for the Company on a stand-alone basis from and after the Closing Date until the end of the Second Earnout Period. During any earnout period, Buyer agrees to confer with Company management on a quarterly basis regarding Buyer’s preliminary calculation of Etailz Operating Income for the applicable earnout period.

(ix)     The parties shall each act reasonably and in good faith.

(x)     Subject to Buyer’s superseding obligation to operate in the best interests of its shareholders, Buyer shall give due consideration to the impact, if any, its operating decisions may have in relation to the ability of the Company to achieve the Etailz Operating Income targets set forth in Sections 2.5(b)(i) and (ii), and Buyer will not take any action intended to prevent the Company from achieving such targets.

(xi)     If, prior to the end of the Second Earnout Period, Buyer consummates a transaction pursuant to which Buyer sells or transfers the Business or all or substantially all of the assets of Buyer and its Subsidiaries on a consolidated basis to any Person (other than an Affiliate of Buyer), whether via a sale of all of the equity, exchange, merger, asset sale or otherwise, Buyer shall cause the purchaser to assume Buyer’s obligations under this Agreement.

(c)     Tax Receivable Adjustment.

Within 10 days after the receipt by Buyer of any Tax Receivable, Buyer will pay an amount equal to fifty per cent (50%) of such Tax Receivable to Sellers’ Representative, on behalf of the Sellers, for distribution by the Sellers’ Representative to the Sellers in accordance with the allocation percentages set forth opposite each Seller’s name on Schedule 2.5(a) under the heading “Contingent Consideration Allocation Percentage as Agreed Among Sellers.”

(d)     Disputes. If Buyer and Sellers’ Representative are unable to resolve any disagreement with respect to calculations under Section 2.5(b) within 15 days following receipt by Buyer of Sellers’ Representatives’ proposed adjustments, such disagreement shall be resolved in accordance with Section 8.4(c).

(e)     Interest will not accrue on, and no interest shall be payable in respect of, any amount payable pursuant to this Section 2.5.

2.6          Withholding

Notwithstanding any provision hereof to the contrary, Buyer or the Company, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement, such amounts as are required to be deducted and withheld pursuant to any applicable Legal Requirements. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted to the applicable Governmental Body in accordance with applicable Legal Requirements and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipient(s) in respect of which such deduction and withholding was made.

2.7          Income Tax Treatment of Post-Closing Payments

Except to the extent otherwise required by applicable Legal Requirements, the parties to this Agreement and their respective Affiliates shall treat any portion of the Purchase Price payable after the Closing Date as an adjustment to the Purchase Price for all applicable Income Tax purposes (other than any amounts treated as imputed interest pursuant to Section 483 of the IRC or otherwise).

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company represents and warrants to Buyer as follows:

3.1          Organization and Good Standing; Authority, Power and Enforceability

(a)     The Company is duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. The Company is duly authorized or qualified to transact business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification except where such noncompliance would not have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule lists the jurisdictions in which the Company is qualified to do business as a foreign corporation. The Company has made available to Buyer true, complete and accurate copies of the Articles of Incorporation, Bylaws and all other Organizational Documents of the Company, each as in effect as of the date hereof.

(b)     The Company has the full capacity, power, and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The Company has duly and validly executed and delivered this Agreement and each other Transaction Agreement to which the Company is a party. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)     The states and countries set forth in Section 3.1(c) of the Company Disclosure Schedule are the geographic areas (“Geographic Areas”) in which the Business has been carried on.

3.2          No Conflicts

Except as set forth in Section 3.2 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions do not (a) require the Company to make any declaration, filing or registration with, or provide any notice to, any Governmental Body or obtain any Governmental Authorization, (b) require any consent from or to any Person, (c) violate or contravene any provision of the Organizational Documents of the Company, (d) violate or conflict with, or result (with or without notice, lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, result in any payment becoming due under, result in the imposition of any Encumbrance on any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under any Governmental Authorization or Contract to which the Company is a party or by which the Company is bound or subject, or (e) violate any Legal Requirement or Order applicable to the Company or the properties or assets of the Company.

3.3          Capitalization

(a)     The authorized capital stock of the Company consists solely of 50,000,000 shares of common stock, no par value (“Common Stock”), of which 1,324,346 shares are issued and outstanding as of the date hereof, and 50,000,000 shares of preferred stock, no par value (“Preferred Stock”), of which zero shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock were duly authorized and validly issued, are fully paid and nonassessable and constitute the Shares. Section 3.3(a) of the Company Disclosure Schedule sets forth a true, complete and accurate listing of the full legal name of each holder of record of Shares as of the Closing Date and the number of Shares held by each such Person. None of the Shares were issued in violation of, or are subject to, any preemptive or subscription rights and all of the Shares were issued in compliance with the Securities Act and all other Legal Requirements.

(b)     There are (i) no issued and outstanding shares of capital stock of the Company of any kind, class or character, other than the Shares, (ii) except as set forth in Section 3.3(b)(ii) of the Company Disclosure Schedule, no outstanding subscriptions, options, warrants, rights, agreements, commitments or other Contract to which the Company is a party or that is otherwise binding upon the Company providing for the issuance or redemption or repurchase of any shares of capital stock of the Company, and (iii) no agreements to which the Company is a party or by which it is bound with respect to the voting, registration, sale or transfer of any securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

3.4          Subsidiaries; Investments

The Company does not have and has never had any Subsidiaries. The Company does not own, nor does it have any Contract that provides it any option or obligation to acquire, any equity,

partnership, membership or similar interest, or any interest convertible into or exchangeable for any equity, partnership, membership or similar interest, in any Person.

3.5          Financial Statements

(a)     Set forth in Section 3.5 of the Company Disclosure Schedule are the following financial statements of the Company (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company as at December 31, 2015, including any notes thereto (the “Balance Sheet”), and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2015, including any notes thereto, together with the audited consolidated balance sheet of the Company as at December 31, 2014, and the audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2014, and all related auditor’s reports on the foregoing (the “Audited Financial Statements”), and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2013, (ii) the unaudited consolidated balance sheet of the Company as at June 30, 2016 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income for the six-month period then ended, together with the balance sheet and statement of income as at and for the corresponding period of the prior fiscal year, and (iii) unaudited consolidated balance sheets and statements of income of the Company as at August 31, 2016, and for the period from July 1, 2016 to August 31, 2016. No financial statements or financial information of any Person other than the Company are required by GAAP to be included in the Financial Statements.

(b)     The Financial Statements (i) were prepared in accordance with the books and records of the Company, which books and records are true, complete and accurate in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified, except, in the case of the Interim Balance Sheet and the related unaudited financial statements as of June 30, 2016, for changes resulting from normal year-end adjustments and the absence of footnote disclosures, and (iii) fairly present, in all material respects, the financial condition of the Company as at the respective dates thereof and the results of operations of the Company and changes in financial condition for the respective periods covered thereby. The representations and warranties set forth in this Section 3.5 are the Company’s sole representations and warranties regarding the absence of liabilities required to be reflected on a balance sheet of the Company.

(c)     Except for (i) Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet that would not, individually or in the aggregate, have a Material Adverse Effect or (iii) Liabilities incurred in connection with the Transactions as set forth in Section 3.5(c) of the Company Disclosure Schedule, the Company has no Liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than such Liabilities as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there is no probable or reasonably possible loss contingency (within the meaning of the Statement of Financial Accounting Standards No. 5) which is not reflected in the Financial Statements.

(d)     Except as has been reserved against in the Interim Balance Sheet, all of the inventory recorded in the Interim Balance Sheet and all inventory of the Company on the Closing Date are in quantities sufficient for use or sale in the Ordinary Course of Business.

(e)     The accounts receivable of Company shown on the Interim Balance Sheet are valid, collectible in the ordinary course of business (except as reflected as reserves on the Company’s Financial Statements and Interim Balance Sheet) and have arisen from bona fide transactions in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns in the

Ordinary Course of Business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. The Company has no Liabilities associated with factoring or discounting of accounts receivables. Section 3.5(e) of the Company Disclosure Schedule contains a true, complete and accurate list of all accounts receivable as of August 31, 2016, which list sets forth the aging of such accounts receivable.

(f)     Section 3.5(f) of the Company Disclosure Schedule sets forth a true, complete and accurate listing, as of August 31, 2016, of all Indebtedness of the Company, the amounts outstanding thereunder, and all Contracts entered into by the Company in connection therewith. Except as set forth in Section 3.5(f) of the Disclosure Schedule, the Company has no Liabilities or obligations arising out of interest rate and currency swap arrangements or any other hedging arrangements.

3.6          Books and Records

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are true, complete and accurate and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls so as to permit the financial statements of the Company to be prepared in accordance with GAAP. Except as set forth on Section 3.6 of the Company Disclosure Schedule, the minute books of the Company contain accurate and complete records of all meetings held, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. The stock record books of the Company reflect accurately all transactions in the respective capital stock of all classes. At the Closing, all of those books and records will be in the possession of the Company. Data processing records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely as described in Section 3.6 of the Company Disclosure Schedule. The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company in the operation of the Business (including any disaster recovery facility) to generate and retrieve such records are as described in Section 3.6 of the Company Disclosure Schedule.

3.7          Title to Properties; Encumbrances

(a)     The Company does not currently own, and has not owned in the past, any real property.

(b)     Section 3.7 of the Company Disclosure Schedule sets forth a complete list of all leased real property under which the Company is a lessee or lessor (“Leased Real Property”), including a true, complete and accurate listing of the addresses thereof and a description of each Contract relating to Leased Real Property (each a “Lease” and collectively, the “Leases”). With respect to each Lease, (i) the Company has a valid and enforceable leasehold interest in each Leased Real Property free and clear of any Encumbrances, (ii) each Lease is legal, valid, binding and enforceable against the Company and in full force and effect and has not been modified, and the Company has the right of quiet enjoyment of all the Leased Real Property with respect to which it is a lessee for the full term of the related Lease (and any renewal option related thereto) relating thereto, (iii) each of said Leases has been duly authorized and executed by the Company, as applicable, is in full force and effect and has not been modified or amended, (iv) the Company is not in breach or default under any of said Leases, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both (including the consummation of the transactions contemplated by this Agreement), would constitute such a breach or default or permit termination, modification or acceleration under the Leases, (v) true, complete and accurate copies of all Leases have heretofore been delivered by the Company to Buyer.

3.8          Condition and Sufficiency of Assets

(a)     The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the tangible assets owned by it and reflected in the Interim Balance Sheet (the “Assets”) free and clear of any Encumbrances, except for inventory sold in the Ordinary Course of Business since the date of the Interim Balance Sheet. The Assets are sufficient for carrying on the Business in its ordinary course.

(b)     Except as set forth Section 3.8 of the Company Disclosure Schedule, the Assets are physically identifiable and are in the possession or control of the Company, and no other Person has a right to possession or, to the Knowledge of the Company, claims possession of all or any part of the Assets, except for the rights of lessors of leased equipment under their respective Contracts. Section 3.8 of the Company Disclosure Schedule sets forth a list of all of the tangible personal property included in the Assets with a current depreciated book value of greater than $25,000. To the Knowledge of the Company, each such item of tangible personal property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted, and is not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs or nature. The Assets constitute all of the tangible and intangible assets that are required to conduct the Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which such Business is currently conducted by the Company. The Assets constitute all of the assets used by the Company in the conduct of the Business.

3.9          Bank Accounts

The Company does not own or use any lock-boxes, nor accept payments via wire to any bank account other than the accounts listed Section 3.9 of the Company Disclosure Schedule. Buyer has received copies of all forms of the invoices of the Company. All payments on account of the Company’s invoices are directed to the Company’s principal office in Spokane, Washington.

3.10          Business Relationships

(a)     The Company has used all commercially reasonable efforts to preserve intact the business organization and operations of the Company and to maintain good relationships with all manufacturers, brands, wholesalers, distributors, vendors, suppliers, clients and customers of the Business ( collectively, “Business Partners”). There are no pending or, to the Knowledge of the Company, threatened changes, modifications or alterations to any Contract with any Business Partner other than changes, modifications or alterations made in the Ordinary Course of Business that will not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

(b)     The Company has not received any notice of termination or intent to terminate or suspend any Contract from any Business Partner. To the Knowledge of the Company, the Transactions will not cause any Business Partner to change, modify or terminate its relationship with the Company.

(c)     The Company has not sold or otherwise distributed to any Person any data or information with respect to its Business Partners.

3.11          [Reserved]

3.12          Taxes

Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)     The Company has filed or caused to be filed on a timely basis all material Tax Returns required to have been filed by or with respect to the Company and each such Tax Return is true, complete and accurate in all material respects.

(b)     The Company has paid all material Taxes that have been due and payable by it (whether or not shown on a Tax Return), and has made adequate accruals or reserves (in accordance with GAAP) for all Taxes not yet due and payable.

(c)     The unpaid Taxes of the Company as of December 31, 2015 and July 1, 2016, did not exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Company’s Balance Sheet and Interim Balance Sheet, respectively, and there will be no increase in unpaid Taxes or in the Tax reserve from July 1, 2016, through the Closing Date other than for items arising in the Ordinary Course of Business.

(d)     All Tax deficiencies, assessments or other claims asserted against the Company by any Governmental Body have been paid or fully and finally settled, and no other Tax deficiencies, assessments or other claims are pending or threatened. To the Knowledge of the Company, no issue currently or previously giving rise to any Tax deficiency, assessment or other claim reasonably could be expected to result in a proposed deficiency, assessment or other claim against the Company for any prior, parallel or subsequent tax period (including any Post-Closing Tax Period).

(e)     The Company is not (i) currently the subject of any Tax audit or other examination (and no Tax audit or other examination is pending, proposed or threatened) or (ii) engaged in any administrative or judicial Proceeding with respect to any Tax matter.

(f)     The Company has not entered into any agreement or waiver extending any statute of limitations relating to any Taxes which waiver has not since expired.

(g)     All material Taxes that the Company has been required by any applicable Legal Requirement to withhold or collect in connection with any amounts paid or owing to, or any allocations or distributions to, any employee, independent contractor, creditor, shareholder, member or other third party has been duly and timely withheld or collected and, to the extent required by any applicable Legal Requirement, timely paid over to the proper Governmental Body.

(h)     The Company (i) has not been a member of any affiliated, consolidated, combined, unitary or similar Tax group for any U.S. federal, state, local or non-U.S. Tax purpose, and (ii) is not actually or potentially liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract (other than pursuant to a Commercial Tax Agreement) or otherwise.

(i)     No claim has been made in writing by any Governmental Body in a jurisdiction in which the Company has not paid Tax or filed a Tax Return that the Company is or may be subject to Taxation by that jurisdiction.

(j)     None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the IRC.

(k)     None of the assets of the Company secures any Indebtedness the interest of which is Tax-exempt under Section 103(a) of the IRC, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

(l)     There are no Tax liens with respect to any asset of the Company, other than liens in respect of current ad valorem property Taxes not yet due and payable.

(m)     Since its date of organization, the Company has not been a party to any transaction intended to qualify under Section 355 of the IRC.

(n)     The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income or loss for any Post-Closing Tax Period as a result of (i) any voluntary or required change in method of accounting with respect to any Pre-Closing Tax Period under Section 481 of the IRC (or any similar provision of state, local or non-U.S. law), (ii) any closing or similar agreement with a Governmental Body, (iii) any installment sale, open transaction or intercompany transaction occurring on or prior to, or any prepaid income received on or prior to, the Closing Date or (iv) any election pursuant to Section 108(i) of the IRC.

(o)     The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(p)     There is no outstanding power of attorney with respect to any Tax matter of the Company.

(q)     The Company is not a party to any Tax sharing, Tax allocation or Tax indemnification agreement or any other agreement pursuant to which the Company actually or potentially has any obligation to indemnify or reimburse any other Person for any Taxes (other than pursuant to a Commercial Tax Agreement).

(r)     The Company made available to Buyer true and complete copies of (i) all federal, state, local and foreign income, franchise and similar Tax Returns filed by the Company for the last three taxable years ended prior to the Closing (except for those Tax Returns that have not yet been filed) and (ii) any audit correspondence issued by the IRS or any other Governmental Body with respect to any taxable year of the Company that remains open.

3.13          [Reserved]

3.14          Employee Benefits

(a)     Section 3.14(a) of the Company Disclosure Schedule lists all Employee Plans that the Company sponsors, maintains, contributes to or is obligated to contribute to, or with respect to which the Company has or may have any Liability (each, a “Company Benefit Plan”). Neither the Company nor any organization, trade or business (whether or not incorporated) that is or was considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) maintains, participates in or contributes to, or has maintained, participated in or contributed to or has or could have had any Liability with respect to (i) a plan subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; or (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. No Company Benefit Plan is

(A) a multiple employer plan within the meaning of Section 413(c) of the Code or (B) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Each Company Benefit Plan conforms to and has been operated and administered in all material respects in compliance with the requirements of ERISA, the Code and applicable laws. Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code and each related trust intended to be exempt under Section 501 of the Code is so qualified or exempt and (i) the Company has received a current favorable determination letter to such effect from the Internal Revenue Service or is properly relying on the Internal Revenue Service opinion letter issued with respect to the qualification of a prototype plan document that has been duly adopted by the Company, and nothing has occurred that could reasonably be expected to adversely affect such qualified and exempt status, or (ii) the Company is entitled to rely on an opinion issued by the IRS. Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). The Company is not delinquent as to contributions or payments to, or in respect of, any of its Company Benefit Plans and all amounts due and payable on or prior to the Closing Date with respect to the portion of the plan year ending on the Closing Date have been paid as of the Closing Date. No event has occurred and no condition exists with respect to any Company Benefit Plan that has given rise to or may give rise to fines, penalties, liens, Taxes or other Liabilities whether under ERISA, the Code or otherwise, and neither the Company nor any ERISA Affiliate has or could have any Liability under Section 4980B or Section 4980D of the Code.

(b)     Neither the Company nor any Company Benefit Plan has any obligation to make any payment to or otherwise provide any health, life insurance or other post-termination benefit coverage (whether or not insured) to employees, former employees, directors or consultants of the Company or other individuals, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA”) or applicable state healthcare continuation coverage laws and each Company Benefit Plan can be freely amended, terminated or otherwise discontinued after the Closing without the consent of participants and without Liability and the Company does not have any express or implied commitment, whether legally enforceable or not, to adopt any new Employee Plan or modify, change or terminate any existing Company Benefit Plan other than as may be required by ERISA or the Code. Each individual who has rendered services to the Company who has been classified as having the status of an independent contractor, leased employee, consultant or other status other than employee for any purpose (including for the purposes of taxation and tax reporting and under the Company Benefit Plans) is or has been properly characterized as such. No claim, lawsuit, arbitration or other action has been asserted, instituted or, to the Knowledge of the Company, is threatened or anticipated against any of the Company Benefit Plans (other than routine claims for benefits), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans. No filing, application or other matter is pending with the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Benefit Plan.

(c)     Except as specifically set forth on Section 3.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, or any termination of employment or other event in connection therewith, will or may (i) entitle any current or former employee, director or consultant of the Company to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, or (ii) accelerate the time of payment, funding or vesting of any compensation, equity award or other benefits, or increase the amount of compensation, equity award or other benefits due to any such employee or former employee, director or consultant. No amounts payable (individually or collectively and whether in cash or capital stock of the Company) under any of the Company Benefit Plans could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Sections 404, 162(m) or 280G of the Code.

(d)     No Company Benefit Plan is maintained for Persons working or engaged in any jurisdiction outside the United States.

3.15          Compliance with Legal Requirements; Governmental Authorizations

(a)     Except as set forth in Section 3.15(a) of the Company Disclosure Schedule:

(i)     the Company is, and at all times in the past has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including all applicable International Trade Laws, economic sanctions and regulations and laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments;

(ii)     to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)     the Company has not received, at any time in the past three (3) years, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)     Section 3.15(b) of the Company Disclosure Schedule contains a true, complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed in Section 3.15(b) of the Company Disclosure Schedule is valid and in full force and effect:

(i)     the Company is, and at all times in the past (5) years has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.15(b) of the Company Disclosure Schedule;

(ii)     to the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.15(b) of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.15(b) of the Company Disclosure Schedule;

(iii)     the Company has not received, at any time in the past (5) years, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)     all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.15(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Section 3.15(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.16          Legal Proceedings; Orders

(a)     Section 3.16 of the Company Disclosure Schedule sets forth all Proceedings that have been commenced since January 1, 2013 by or against the Company or that otherwise relates to or may affect the Business or Assets of the Company. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.16 of the Company Disclosure Schedule. The Proceedings listed in Section 3.16 of the Company Disclosure Schedule will not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

(b)     There are no Proceedings pending or, to the Knowledge of the Company, Threatened, against the Company or any of its Assets or Facilities (or pending or, to the Knowledge of the Company, Threatened against or affecting any officer, director or employee of the Company, in their capacity as an officer, director or employee), or which the Company plans to initiate against any third party, at law or in equity, or before or by any Governmental Body (including any Proceedings that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions). To the Knowledge of the Company, no event has occurred or circumstance exists that is likely to give rise to or serve as a basis for the commencement of any Proceeding.

(c)     Neither the Company nor any assets or property owned or used by the Company is subject to any Order.

3.17          Absence of Certain Changes and Events

Except as set forth in Section 3.17 of the Company Disclosure Schedule, since the date of the Interim Balance Sheet, the Company has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a)     Material Adverse Effect;

(b)     change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(c)     amendment to the Organizational Documents of the Company;

(d)     payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or independent contractor or entry into, or amendment of, any employment, severance, or similar Contract with any director, officer, independent contractor or employee;

(e)     adoption or amendment of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, incentive compensation, savings, insurance, pension, retirement, or other employee benefit plan or arrangement for or with any employees or independent contractors of the Company (other than the Employee Retention Bonus Plan);

(f)     damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company;

(g)     entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

(h)     sale, lease, license, or other disposition of any Asset or property of the Company (other than sales of inventory in the Ordinary Course of Business) or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, license or other disposition of any of the Intellectual Property;

(i)     cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(j)     material change in any financial or Tax accounting methods used by the Company, any settlement or compromise of any material Tax matter or any amendment of a Tax Return; or

(k)     agreement, whether oral or written, by the Company to do any of the foregoing.

3.18          Material Contracts; No Defaults

(a)     Section 3.18 of the Company Disclosure Schedule sets forth:

(i)     each Contract currently in effect that involves performance of services by, or delivery of goods or materials to, the Company for an amount or value in excess of $15,000;

(ii)     each Contract currently in effect that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $15,000;

(iii)     each Contract currently in effect affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(iv)     each Contract currently in effect relating to the license, sublicense, use, disclosure and development and covenants not-to-sue with respect to Intellectual Property;

(v)     each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi)     each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)     each Contract currently in effect containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(viii)     each Contract currently in effect that provides any customer of Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customer(s) of the Company, including contracts containing “most favored nation” provisions;

(ix)     each Contract currently in effect providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)     each power of attorney that is currently effective and outstanding;

(xi)     each Contract currently in effect entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii)     each Contract for capital expenditures in excess of $10,000;

(xiii)     each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiv)     each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

The Contracts listed on Schedule 3.18 are referred to in this Agreement as “Material Contracts”.

(b)     No Affiliate of the Company and no Related Person of any officer or director of the Company has any rights, obligations or liability under any Contract that relates to the business of, or any of the assets owned or used by, the Company; and no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)     Each Material Contract identified or required to be identified in Section 3.18(a) of the Company Disclosure Schedule is in full force and effect and, is valid and enforceable in accordance with its terms.

(d)     The Company is, and at all times since January 1, 2013, has been, in full compliance with all applicable terms and requirements of each Material Contract under which the Company has or had any obligation or liability or by which the Company, or any of the assets owned or used by the Company is or was bound; to the Knowledge of the Company, each other Person that has or had any obligation or liability under any Material Contract under which the Company has or had any rights is, and at all times since January 1, 2013, has been, in full compliance with all applicable terms and requirements of such Contract; no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and the Company has not given, or received, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(e)     There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable by or to the Company under current or completed Material Contract with any Person and no such Person has made written demand for such renegotiation.

3.19          Insurance

The Company has delivered to Buyer true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered. Section 3.19 of the Company Disclosure Schedule contains a true, complete and accurate list and briefly describes each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of the Company under any such insurance policies (including failure to pay premiums) and the Company has not received any notification of cancellation of any of such insurance policies or intent to cancel or notice of increase or intent to increase premiums in any significant respect with respect to such insurance policies. Since December 31, 2011, with respect to each such insurance policy, no claim for coverage has been denied under such insurance policies. No claims have been filed against such insurance policies that could materially erode available policy limits. The Company does not have any self-insurance or co-insurance programs.

3.20          Environmental Matters

(a)     The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, or to the Knowledge of the Company, any other Person, has received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)     There are no pending or, to the Knowledge of the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c)     Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, or to the Knowledge of the Company, any other Person, has received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)     Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, or to the Knowledge of the Company, any other Person, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)     Except as specified in Section 3.20(e) of the Company Disclosure Schedule, there are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of the Company, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, or to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f)     There has been no Release of any Hazardous Materials at or from the Facilities, or at or from any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or, to the Knowledge of the Company, at or from any geologically or hydrologically adjoining property.

(g)     The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

3.21          Employees

(a)     Section 3.21(a) of the Company Disclosure Schedule contains a true, complete and accurate list of the following information for each employee, independent contractor, officer or director of the Company, including each employee on leave of absence or layoff status: employee’s name; job title; current compensation paid or payable and any change in compensation since June 30, 2016; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Company Benefit Plans. The Company does not accrue vacation days and the Company is not liable for payment of any unaccrued vacation days upon termination of any employees or as a result of the transactions contemplated hereby.

(b)     No employee, officer or, to the Knowledge of the Company, independent contractor of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, independent contractor, officer or director and any other Person (including any Seller) that in any way adversely affects or will affect (i) the performance of his duties as an employee, independent contractor, officer or director of the Company, or (ii) the ability of the Company to conduct its Business. Except as contemplated in Section 2.3(b), to the Knowledge of the Company, no director, officer or other key employee of the Company intends to terminate his or her employment with the Company.

(c)     Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company does not employ any temporary employees or consultants, either directly or through a staffing company, and there are no temporary employee or consultant contracts, timecards or related documents, or liabilities or obligations to any former consultants.

3.22          Labor

The Company is not and has not been a party to or subject to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of the Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company or any of its employees (current or former) relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent or organization campaign for any union election likely to affect the Company. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. The Company has not received any correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number.

3.23          Intellectual Property

(a)     Disclosure of Intellectual Property. Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the following owned by the Company (collectively, “Owned Intellectual Property”): (i) issued patents and pending patent applications; (ii) registered trademarks and pending applications for trademark registrations; (iii) registered copyrights and pending applications for copyright registrations; (iv) material un-registered or common law Trademarks; (v) Internet domain name registrations; and (vi) material proprietary Software (by title or short description) (“Company Software”).

(b)     Ownership and Title. The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of any Encumbrances, other than Permitted Encumbrances. The Company has the rights to use all Company Intellectual Property in connection with the operation of its Business as presently conducted and as contemplated to be conducted. The Company has obtained executed written instruments from all current and former shareholders, directors, members, officers, managers, employees, consultants and contractors who have produced, created, invented, authored, developed, reduced to practice or contributed to any Owned Intellectual Property during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, assigning all right, title and interest of such Persons in and to Owned Intellectual Property to the Company.

(c)     Validity. None of the Owned Intellectual Property has been invalidated or held unenforceable, in whole or in part, and to the Knowledge of the Company, the Owned Intellectual Property is subsisting, enforceable and valid. No Owned Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, to the Knowledge of the Company, no such action is, or has been, threatened with respect to any such Owned Intellectual Property.

(d)     Non-Infringement; IP Disputes. The conduct of the business of the Company has not infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any third Person. To the Knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating the rights of the Company with respect to any material Owned Intellectual Property. The Company is not party to any Proceeding, and, except as set forth on Section 3.23(d) of the Company’s Disclosure Schedule, has not received any written claim or notice (including “cease and desist” letters and invitations to take a patent license) from any Person in the past three (3) years, that (i) alleges that the Company is engaging in any activity that infringes upon, misappropriates, or otherwise violates the Intellectual Property rights of such Person, or (ii) disputes the ownership, validity or enforceability of the Owned Intellectual Property.

(e)     Confidentiality; Source Code. The Company has implemented reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information that the Company intend to maintain as trade secrets or confidential information. There has not been any intentional or unintentional disclosure or other release of any trade secrets or confidential information of the Company to any third person in a manner that has resulted or is likely to result in the loss of trade secret or rights in and to such information that the Company intends to maintain as trade secrets. The Company has possession of or access to the source code for each version of the Company Software. No event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company of any source code with respect to Company Software to any Person.

(f)     Open Source. No Company Software incorporates or otherwise uses any source code subject to any license that is approved by the Open Source Initiative (www.opensource.org/licenses) (collectively, “Open Source Code”) in a manner that would (i) require disclosure or distribution of such Company Software in source code form, (ii) require the licensing of such Company Software or associated Owned Intellectual Property Rights for the purpose of making derivative works thereof or (iii) impose any material restriction on the consideration to be charged for the distribution of such Company Software or associated Owned Intellectual Property Rights. The Company is in compliance in all material respects with the applicable licenses for any such Open Source Code.

(g)     Information Technology. The Company owns or has the valid rights to use (by license or lease) the Company IT Systems used or held for use in the operation of its Business, and the Company IT Systems are sufficient, including bandwidth, scalability and information storage and processing, for the current and anticipated need of such business. The Company has taken commercially reasonable efforts to maintain, upgrade and update the Company IT Systems, and the Company IT Systems are functioning in material compliance with all applicable technical specifications. The Company has taken all actions, in accordance with the best industry practice, to ensure the protection, integrity and security of the Company IT Systems, and all information stored, processed or transmitted thereby, from any unauthorized interruption, access, use or modification by third parties, including employing firewalls, up-to-date virus and other malicious or disabling code detection and removal programs, and back-up, disaster recovery and business continuity programs. In the past three (3) years, (i) there has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects, and (ii) there has been no material unplanned downtime, disruptions or service interruption with respect to the Company IT Systems.

(h)          Privacy, Data Protection and Information Security. The Company has adopted commercially reasonable privacy, data protection and information security policies and procedures (“Privacy Policies”) with respect to the Company’s collection, processing, transmission, transfer, use, disclosure, storage, disposal and security of Protected Information and, to the extent required under applicable Legal Requirements, the Company has published or disclosed such Privacy Policies on the Company’s public websites. The Company is in compliance with such Privacy Policies in all material respects. In the past three (3) years, to the Knowledge of the Company, there has not been any data security breach or any unauthorized access, use or disclosure of any Protected Information owned, stored, maintained or controlled by or on behalf of the Company, including any unauthorized access, use or disclosure of Protected Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under the Privacy Policies, any applicable Legal Requirements or any Contract to which the Company is a party.

(i)          Effects of the Transaction. The consummation of the transactions contemplated this Agreement: (A) will not impair the rights of the Company to use the Company Intellectual Property in any material respect, (B) will not obligate the Company to pay any royalties or other fees or consideration with respect to Intellectual Property of any third Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereunder, (C) will not give rise to the forfeiture or termination of any Company Intellectual Property, (D) will not impair the rights of the Company to use the Company IT Systems in any material respect, and (E) will not, in any material respect, violate any Information Security Standard, ISS Consent or Privacy Policy as it currently exists or as it existed at any time during which any Protected Information was collected or obtained by the Company and the Company will own and continue to have the right to use all such Protected Information on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

3.24          Certain Payments

None of the Company, nor any director, officer, agent, or employee of the Company, nor any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, or (b) established or maintained any fund or asset for or in respect of the Company that has not been recorded in the books and records of the Company.

3.25          Disclaimer

Except for the representations and warranties contained in this Section 3, in Section 4 of this Agreement, in the Company Disclosure Schedule and the other schedules attached to this Agreement, in the exhibits to this Agreement and/or in any certificate furnished by the Company and/or the Sellers pursuant to this Agreement, neither the Company nor any Seller nor any of their respective

Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, the Business or the Company. Except for the representations and warranties contained in this Section 3, in Section 4 of this Agreement, in the Company Disclosure Schedule and the other schedules attached to this Agreement, in the exhibits to this Agreement and/or in any certificate furnished by the Company and/or the Sellers pursuant to this Agreement, (a) the Company and the Sellers disclaim, on behalf of the Company, the Sellers, and their respective Affiliates and Representatives, any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates or Representatives or any other Person and (b) the Company and the Sellers disclaim, on behalf of the Company, the Sellers, and their respective Affiliates and Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives. Buyer agrees and acknowledges that Buyer is not relying upon any representations or warranties other than the representations and warranties that are expressly set forth in this Section 3, in Section 4 of this Agreement, in the Company Disclosure Schedule and the other schedules attached to this Agreement, in the exhibits to this Agreement and/or in any certificate furnished by the Company and/or the Sellers pursuant to this Agreement.

3.26          Disclosure

None of the representations or warranties made by the Company herein or in the Company Disclosure Schedule or in any certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.27          Interested Party Transactions

(a) The Company is not indebted to any Affiliate, shareholder, member, director, manager, officer, employee, consultant or independent contractor of the Company (except for current amounts due as normal salaries and bonuses or contractor payments and in reimbursement of ordinary expenses), and no such Person is indebted to the Company.

(b) Except as set forth in Section 3.27(b) of the Company Disclosure Schedule to the Knowledge of the Company, no Affiliate, shareholder, member, director, manager, officer or employee of the Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent of the equity of any such entity), or is an Affiliate, shareholder, director, officer, manager, member, employee, consultant or contractor of, any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of the Company or which conducts a business similar to any business conducted by the Company.

(c) No Affiliate, shareholder, member, director, manager, officer, employee, consultant or contractor of the Company (i) owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Company Software, or (ii) has any material interest in any other property, real or personal, tangible or intangible, used by the Company or pertaining to the Business.

3.28          Brokers or Finders

Neither the Company, nor any Person acting on its behalf, has employed any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement or the Transactions for which the Company or Buyer is or may become liable.

3.29          Sanctions

The Company has not received any written notice that it is subject to any Proceeding alleging violation of the International Trade Laws. Neither the Company nor any officer, director, employee or, to the Knowledge of the Company, agent of the Company has (a) been or been designated on any list of any Governmental Body related to International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, the Commerce Entity List, and State’s Debarred List, (b) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC or involving a Person designated on any list of any Governmental Body related to International Trade Laws, (c) exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any International Trade Laws, including U.S. export control or economic sanctions laws, or (d) participated in any transaction connected with any purpose prohibited by International Trade Laws, including U.S. export control and economic sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

4.     REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, each Seller represents and warrants to Buyer as follows:

4.1          Authority, Power and Enforceability

Such Seller has the full capacity, power and authority to execute and deliver this Agreement and each other Transaction Agreement to which such Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Such Seller has duly and validly executed and delivered this Agreement and each other Transaction Agreement to which such Seller is a party. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each other Transaction Agreement to which such Seller is a party constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.2          No Conflicts

The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transactions do not (a) require such Seller to make any declaration, filing or registration with, or provide any notice to, any Governmental Body or obtain any Governmental Authorization, (b) require such Seller to obtain any consent from or to any Person, (c) violate or contravene any provision of the Organizational Documents of such Seller, if applicable, (d) violate or conflict with, or result (with or without notice, lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, result in any payment becoming due under, result in the imposition of any Encumbrance on such Seller’s Shares, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under any Governmental Authorization or Contract relating to or affecting such Seller’s Shares to which such Seller is a party or by which such Seller is bound or subject, or (e) violate any Legal Requirement or any Order applicable to such Seller relating to or affecting such Seller’s Shares.

4.3          Title to Shares; Certain Agreements

Such Seller owns, of record and beneficially, the number of the Shares set forth opposite such Seller’s name in Section 3.3(a) of the Company Disclosure Schedule free and clear of all Encumbrances. Such Seller is the sole legal owner of all rights, title and interest in and to all of such Shares and no other Person has any right, title or interest in or to any of such Shares, or any claim whatsoever, whether asserted or unasserted, on any such Shares. Except for this Agreement and as set forth in Sections 4.3(ii) of the Sellers Disclosure Schedule, there are (i) no outstanding or authorized subscriptions, options, warrants, rights, agreements or commitments to which such Seller is a party or which are binding upon such Seller providing for the Transfer of any Shares, or any options or rights with respect thereto; (ii) no agreements to which Seller is a party or by which it is bound with respect to the ownership, voting, registration or the sale or transfer of any Shares; and (iii) no Contracts to which such Seller is a party or which are binding upon such Seller providing for the sale or transfer of any Shares or granting any Person any interest whatsoever in or to any of such Shares. On the Closing Date, upon delivery by such Seller of the certificates representing such Seller’s Shares in accordance with Section 2.4 and delivery by Buyer of consideration payable at Closing in accordance with Section 2.5(a), Buyer will acquire good and valid title to such Seller’s Shares free and clear of any and all Encumbrances.

4.4          Brokers or Finders

Neither such Seller nor any Person acting on his, her or its behalf has employed any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement or the Transactions for which the Company or Buyer is or may become liable.

4.5          Interested Party Transactions

Except as set forth in Section 4.5 of the Sellers Disclosure Schedule, such Seller does not own or hold, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent of the equity of any such entity), and is not an Affiliate, shareholder, director, officer, manager, member, employee, consultant or contractor of, any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of the Company or which conducts a business similar to any business conducted by the Company. Such Seller does not (i) own or hold, directly or indirectly, in whole or in part, any interest of any kind in any Company Software or (ii) have any material interest in any other property, real or personal, tangible or intangible, used by the Company or pertaining to the Business.

4.6          Securities

Such Seller is acquiring the TWEC Shares received by such Seller pursuant to this Agreement for such Seller’s own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act. Such Seller is an “accredited investor” as defined in Regulation D under the Securities Act. Such Seller, or an advisor or consultant relied upon by such Seller, has sufficient knowledge and experience in financial, tax and business matters so as to be capable of evaluating the merits and risks of acquiring the TWEC Shares received by such Seller pursuant to this Agreement and such Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment. Such Seller understands that the shares comprising the Stock

Consideration have not been registered under the Securities Act or any state law and understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the shares received by it as Stock Consideration other than pursuant to a registered offering in compliance with, or a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities laws. Such Seller further understands and agrees that an appropriate restrictive legend will be placed on any certificates issued representing shares comprising Stock Consideration and appropriate stop transfer instructions will be placed with Buyer’s transfer agent with respect to the transfer of shares issued as Stock Consideration.

4.7          FIRPTA

Such Seller is not a foreign person as such term is defined in the Code and the regulations promulgated thereunder.

4.8          Compliance

Such Seller has not directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for or in respect of the Company or any Affiliate of the Company, (ii) to pay for favorable treatment for business secured for or in respect of the Company or any Affiliate of the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset for or in respect of the Company or any Affiliate of the Company that has not been recorded in the books and records of the Company. Such Seller has not received any written notice that it is subject to any Proceeding alleging violation of the International Trade Laws.

Neither such Seller nor any Affiliate or Related Person of such Seller has (a) been or been designated on any list of any Governmental Body related to International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, the Commerce Entity List, and State’s Debarred List, (b) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC or involving a Person designated on any list of any Governmental Body related to International Trade Laws, (c) exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any International Trade Laws, including U.S. export control or economic sanctions laws, or (d) participated in any transaction connected with any purpose prohibited by International Trade Laws, including U.S. export control and economic sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into and perform their obligations under this Agreement, Buyer represents and warrants to Sellers as follows:

5.1          Organization and Good Standing

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Agreement, or to timely consummate the transactions contemplated hereby or thereby.

5.2          Authority; No Conflicts

(a)           Buyer has the full capacity, power and authority to execute and deliver this Agreement and each other Transaction Agreement to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Agreements to which it is a party has been duly and validly authorized by Buyer and no additional corporate or stockholder authorization or consent by Buyer is required in connection therewith. Buyer has duly and validly executed and delivered this Agreement and each other Transaction Agreement to which Buyer is a party. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each other Transaction Agreement to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           The execution and delivery by Buyer of this Agreement and each other Transaction Agreement to which Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder do not (i) require Buyer to make any declaration, filing or registration with, or provide any notice to, any Governmental Body or obtain any Governmental Authorization (except for such registrations with the SEC as may be required pursuant to the Registration Rights Agreement), (ii) except as have been obtained, require any consent from or to any Person, or (iii) violate or contravene any provision of the Organizational Documents of Buyer.

(c)           The Stock Consideration has been duly authorized by Buyer and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

(d)           There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions and, to Buyer’s Knowledge, no such Proceeding has been Threatened.

5.3          Brokers or Finders

Neither Buyer, nor any Person acting on its behalf, has employed any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement or the Transactions for which any Seller may become liable.

5.4          Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act.

5.5          Buyer Information

(a)           Buyer has filed with, or furnished to, the SEC all required Buyer SEC Documents. As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Buyer SEC Documents, and the Buyer SEC Documents, taken in the aggregate, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in or omitted from any Buyer SEC Document has been timely corrected by a later-filed Buyer SEC Document.

(b)           The financial statements included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c)           To Buyer’s Knowledge, none of the Buyer SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Buyer or any of its Subsidiaries

(d)           Except as set forth or described in the Buyer SEC Documents and as provided for in the Transaction Documents, there are no agreements or commitments of any kind relating to the issuance, conversion, registration, voting, sale or transfer of any equity or other ownership interest of the Company or obligating the Company or any other Person to purchase or redeem any such equity or other ownership interest.

(e)           Buyer filed the Buyer SEC Documents on a timely basis such that the requirements of Rule 144 Section (c)(1) are, as of the Closing Date, satisfied.

5.6          Financial Ability

Buyer will have at the Closing all funds necessary to pay the Closing Date Cash Payment, deposit the Escrow Amount with the Escrow Agent and otherwise consummate the purchase and sale of the Shares on the Closing Date.

5.7          No Outside Reliance

Buyer acknowledges that, except as expressly set forth in Section 3 of this Agreement, in Section 4 of this Agreement, in the Company Disclosure Schedule and the other schedules attached to this Agreement, in the exhibits to this Agreement and/or in any certificate furnished by the Company and/or the Sellers pursuant to this Agreement, neither the Sellers nor the Company, nor any of their respective Affiliates or Representatives nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any written or oral information regarding the Company furnished or made available to Buyer or its Representatives or otherwise with respect to the Company or its operations, business, financial condition, assets, liabilities or prospects, and except as otherwise provided in this Agreement neither the Sellers nor the Company, nor any of their respective

Representatives or any other Person whether in an individual, corporate or any other capacity, shall have or be subject to any liability or obligation (indemnification or otherwise) to Buyer or any other Person resulting from (nor shall Buyer or any other Person have any claim with respect to) the furnishing to Buyer or its Representatives or Affiliates, or Buyer’s or any of its Representative’s or Affiliate’s use of, or reliance on, any such written or oral information, or any information, documents or other material made available to Buyer or its Representatives and Affiliates in any form in expectation of, or in connection with, the transactions contemplated hereby, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

5.8          Disclaimer

Except for the representations and warranties contained in this Section 5, neither Buyer nor any of its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Agreements or the Transactions. Except for the representations and warranties contained in this Section 5, (a) Buyer disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by Buyer or any of its Affiliates or their respective Representatives or any other Person and (b) Buyer disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Sellers or their respective Affiliates or Representatives. Each Seller agrees and acknowledges that Buyer has not made any representations and warranties other than the representations and warranties that are expressly set forth in this Agreement.

6.             INDEMNIFICATION

6.1          Survival

(a)           All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 6.2 or Section 6.3 thereafter), except that: (i) Company Fundamental Representations, Sellers Fundamental Representations and Buyer Fundamental Representations shall survive the Closing until the date that is 60 days after the expiration of the relevant statute of limitations; and (ii) the covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing (including indemnification obligations in this Article 6) shall survive for the period provided in such covenants and agreements, if any, or until fully performed. “Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization & Good Standing), 3.2 (No Conflicts), 3.3 (Capitalization), 3.4 (Subsidiaries; Investments) and 3.27 (Brokers or Finders); “Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Authority; Power; Enforceability), 4.2 (No Conflicts), 4.3 (Title to Shares), 4.4 (Brokers or Finders) and 4.6 (Securities); and “Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.2 (Authority; No Conflicts), 5.3 (Brokers or Finders) and 5.4 (Investment Intent). The survival period of each representation and warranty as provided in this Section 6.1 is hereinafter referred to as the “Indemnification Period.” No party will have any liability with respect to claims first asserted in connection with any representation or warranty after expiration of the applicable Indemnification Period. If an Indemnified Person delivers to an Indemnifying Person, before expiration of the Indemnification Period, a Claim Notice based upon a breach of any such representation or warranty, the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.

(b)           Neither the applicable Indemnification Period nor the right to indemnification or other remedy based upon the representations, warranties, covenants and agreements of the parties in this Agreement will be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

(c)           The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

6.2          Indemnification by Sellers

(a)           The obligations of each Seller with respect to indemnification hereunder are individual and several, and not joint; provided, however, that, subject to the caps and limitations in this Section 6 and except as set forth in Section 6.6(d) with respect to the obligations of the Fundamental Sellers for Company Fundamental Representations, the Sellers’ obligations with respect to representations and warranties of the Company and the Sellers and with respect to Section 7.2 (Certain Tax Matters), shall be deemed to be joint and several up to the Standard Cap (defined below in Section 6.6). For the avoidance of doubt, except to the limited extent provided in the immediately preceding sentence, each Seller’s obligations with respect to its own Seller Fundamental Representations and with respect to each Seller’s obligations set forth in Section 7.1 (Non-competition; Non-solicitation) (as applicable), 7.3 (Maintenance of Confidentiality by Sellers), and 7.4 (Trademarks) are individual, and such Seller shall be solely responsible for such amounts.

(b)           Subject to Section 6.2(a) and the limitations set forth in this Section 6 (including, without limitation, the limitations set forth in Section 6.6), each Seller agrees to indemnify, defend and hold harmless the Company, Buyer and its subsidiaries, and their respective officers, directors, employees, shareholders, controlling persons, Representatives and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against and be liable for any and all Damages (excluding any Damages attributable to any Tax matter as to which Section 7.2 shall control) related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)           any breach or inaccuracy, or any allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made in Section 3 of this Agreement or in any certificate required to be delivered by the Company pursuant to Section 2.3, including the failure of a representation or warranty made by the Company in this Agreement or in any such certificate to be true at the Closing; and

(ii)           (A) any breach or inaccuracy, or any allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by such Seller in Section 4 of this Agreement or in any certificate required to be delivered pursuant to Section 2.3 by such Seller, or (B) any breach or nonperformance by such Seller of any covenant, agreement or obligation in this Agreement to be performed by such Seller at or after the Closing. For purposes of clarification, except to the limited extent provided in Section 6.2(a), the parties agree that no Seller shall be liable for Damages caused by the breach or inaccuracy of any representation or warranty made by another Seller in Section 4 of this Agreement or in any certificate delivered by another Seller pursuant to Section 2.3 or the nonperformance by another Seller of its covenants, agreements or obligations hereunder.

6.3          Indemnification by Buyer

(a)           Buyer agrees to indemnify, defend and hold harmless each of the Sellers and their respective Affiliates and each of their respective officers, directors, employees, shareholders, controlling persons, Representatives and Affiliates (each, a “Seller Indemnified Person”) from and against and be liable for any and all Damages related to or arising, directly or indirectly, out of, caused by or resulting from:

(i)           any breach or inaccuracy, or any allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made in this Agreement by Buyer, including the failure of a representation or warranty made by Buyer in this Agreement to be true at the Closing; and

(ii)           any breach or nonperformance of any covenant, agreement or obligation in this Agreement to be performed by Buyer at or after the Closing.

6.4          Claim Procedure

(a)           A party entitled to indemnification hereunder (the “Indemnified Person”) will give notice (the “Claim Notice”) to the party obligated to provide indemnification hereunder (the “Indemnifying Person”) as promptly as is practicable after (i) becoming aware of any Damages for which the Indemnified Person intends to seek indemnification, or (ii) receipt by the Indemnified Person of notice of any claim or the commencement of any Proceeding against it by a Person other than an Indemnified Person (a “Third Party Claim”) which may result in Damages for which the Indemnified Person is entitled to indemnification hereunder. The Claim Notice shall provide reasonable detail and indicate the amount (estimated, if necessary) of the Damages and/or asserted Liability that has been or may be suffered by the Indemnified Person. Except as provided in Section 6.5 below, the failure to provide a Claim Notice (or to provide it promptly) will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is actually prejudiced by the Indemnifying Person’s failure to give such Claim Notice (or to give it promptly).

(b)           Within 15 days after receipt of a Claim Notice relating to a claim other than a Third Party Claim, the Indemnifying Person will deliver to the Indemnified Person a response in which the Indemnifying Person will either: (i) agree that the Indemnified Person is entitled to receive all of the Damages at issue in the Claim Notice; or (ii) dispute the Indemnified Person’s entitlement to indemnification by delivering to the Indemnified Person a notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Indemnifying Person fails to take either of the foregoing actions within 15 days after delivery of the Claim Notice, then the Indemnifying Person will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Person will be deemed to have irrevocably agreed to pay the Damages at issue in the Claim Notice. If the Indemnifying Person delivers an Objection Notice to the Indemnified Person within 15 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 8.4.

6.5          Third Party Claims

(a)           Any Indemnifying Person will have the right to contest, and defend the Indemnified Person against, a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as the Indemnifying Person notifies the Indemnified Person in writing within 15 days after the Indemnified Person has given a Claim Notice that, subject to the limits set forth in this Section 6, the Indemnifying Person will indemnify the Indemnified Person from and against the Damages the Indemnified Person may suffer with respect to the Third Party Claim.

(b)           So long as the Indemnifying Person is conducting the defense of the Third Party Claim in accordance with Section 6.5(a), (i) the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Person will not consent to the entry of any Order or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Person will not consent to the entry of any Order or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (not to be withheld, delayed or conditioned unreasonably).

(c)           In the event the Indemnifying Person does not conduct the defense in accordance with Section 6.5(a), the Indemnified Person may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that (i) the Indemnifying Person may participate in such defense at its own expense, and (ii) the Indemnified Person will not consent to the entry of any Order or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person (not to be withheld, delayed or conditioned unreasonably).

6.6          Limitations

(a)           The following time limitations shall apply to the indemnification obligations set forth in this Section 6:

(i)           Sellers will have no indemnification liability under this Section 6 with respect to any claims made hereunder (other than (y) claims with respect to Company Fundamental Representations or Seller Fundamental Representations, which shall survive as provided in Section 6.1, and (y) Fraud Claims) unless on or before the date that is eighteen (18) months following the Closing Date, Buyer notifies the Sellers’ Representative of such claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

(ii)           Buyer will have no indemnification liability under this Section 6 with respect to any claims made hereunder (other than claims with respect to Buyer Fundamental Representations, which shall survive as provided in Section 6.1, and Fraud Claims) unless on or before the date that is eighteen (18) months following the Closing Date, Sellers’ Representative notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers’ Representative.

(b)           Except as provided below, the Buyer Indemnified Persons shall not be entitled to indemnification pursuant to Section 6.2(b)(i) or 6.2(b)(ii) unless and until the aggregate amount of all Damages of all Buyer Indemnified Persons exceeds $100,000 (the “Deductible”), and then only for the amount of such Damages in excess of the Deductible subject to the caps set forth in this Section 6.6. The Deductible shall not apply to or otherwise affect the ability of Buyer Indemnified Persons to make claims or recover Damages with claims with respect to (i) any Company Fundamental Representation, (ii) any

Seller Fundamental Representation, (iii) claims for indemnification under Section 6.2(b)(ii)(B) or Section 7.2(d)(C), or (iv) claims based on or involving intentional or deliberate misrepresentation or fraud (“Fraud Claims”).

(c)           Except for Fraud Claims and the indemnification obligations of the Sellers identified in Schedule 6.6(d) (the “Fundamental Sellers”) for claims in respect of Company Fundamental Representations, the Sellers’ aggregate indemnification obligations under (A) Section 6.2(b)(i) or (B) Section 7.2 (Tax Matters) shall not exceed $6,000,000 (the “Standard Cap”). For the avoidance of doubt, Buyer acknowledges and agrees that the Sellers who are not Fundamental Sellers will have no liability for any indemnification obligations under (A) Section 6.2(b)(i) or (B) Section 7.2 (Tax Matters) in excess of the Standard Cap. The Sellers acknowledge that the Standard Cap does not limit Sellers’ aggregate indemnification obligations under Section 6.2(b)(ii).

(d)           Except for Fraud Claims, the Fundamental Sellers’ aggregate indemnification obligations under Section 6.2(b)(i) for claims based on a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any Company Fundamental Representation shall not exceed $25,000,000 (the “Fundamental Rep Cap”). For avoidance of doubt the Fundamental Rep Cap does not limit the Fundamental Sellers’ aggregate indemnification obligations under Section 6.2(b)(ii).

(e)           Except for Fraud Claims, each Seller’s aggregate indemnification obligations under Section 6.2(b)(ii)(A) (including claims in respect of such Seller’s Seller Fundamental Representations), shall not exceed the amount such Seller receives (or is entitled to receive) pursuant to this Agreement.

(f)           The caps set forth in this Section 6.6 shall not apply to or otherwise affect the Buyer Indemnified Persons’ ability to make claims or recover Damages with respect to Fraud Claims or claims against a Seller under Section 6.2(b)(ii)(B) for a breach or nonperformance by such Seller of any covenant, agreement or obligation set forth in Section 7.1 (Restrictive Covenants; Non-Competition; Non-Solicitation), 7.3 (Maintenance of Confidentiality by Sellers), and 7.4 (Trademarks); provided that, except to the limited extent provided in Section 6.2(a), no Seller shall be liable for Damages caused by the breach of another Seller of such covenants.

(g)           Except as provided below, the Seller Indemnified Persons shall not be entitled to indemnification pursuant to Section 6.3(a)(i) unless and until the aggregate amount of all Damages of all Seller Indemnified Persons exceeds the Deductible, and then only for the amount of such Damages in excess of the Deductible subject to the caps set forth in Section 6.6(h). The Deductible shall not apply to or otherwise affect the ability of Seller Indemnified Persons to make claims or recover Damages with respect to (i) claims based on a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any Fundamental Buyer Representation, or claims for indemnification under Section 6.3(a)(ii) (collectively, “Buyer Exempt Claims”) or (ii) Fraud Claims.

(h)           Buyer’s aggregate indemnification obligations under this Section 6 shall not exceed (i) $6,000,000 for Damages arising from claims other than Buyer Exempt Claims or Fraud Claims, and (ii) $25,000,000 for Damages arising from Buyer Exempt Claims. The caps set forth in the preceding sentence shall not apply to or otherwise affect the Seller Indemnified Persons’ ability to make claims or recover Damages with respect to Fraud Claims.

(i)           For all purposes of this Section 6, Damages of an Indemnified Person shall be net of (i) any amounts actually received by such Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and (ii) any net cash tax savings directly attributable to such Damages (determined on a “with and without” basis) to the extent such tax savings are actually realized in the taxable year in which such Damages are incurred. If the amount to be netted pursuant to the preceding sentence is determined after payment of the gross Damages amount has been made by an Indemnifying Person to such Indemnified Person, the Indemnified Person shall repay, promptly after such determination, the difference between the gross Damages amount and the net Damages amount.

(j)           Notwithstanding the fact that an Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, the Damages of such Indemnified Person shall be calculated without duplication and no Indemnified Person shall be entitled to recover the amount of any Damages suffered by such Indemnified Person more than once, regardless of whether such Damages may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.

(k)           For purposes of determining whether a breach or inaccuracy exists with respect to any representation or warranty of the Company or any Seller, such representation or warranty shall be read giving effect to any materiality, knowledge or similar qualifiers included therein, however, any such materiality, knowledge or similar qualifier shall be disregarded for purposes of calculating the amount of Damages arising from a breach or inaccuracy.

(l)           No indemnifying person shall be liable for any consequential, indirect, incidental, special, unforeseen, exemplary or punitive damages, including diminution of value, loss of business reputation or opportunity or any damages based on any type of multiple, except to the extent awarded in connection with any Third Party Claim and in the case of any claim based on fraud, criminal activity or willful misconduct.

6.7          Manner of Payment; Right of Set-Off; Release of Escrow

(a)           Buyer will seek payment of any amount to which it may be entitled to be indemnified by the Sellers on a joint and several basis or by any Seller on a several basis under this Section 6 or under Section 7, first, through a reduction of the Indemnity Escrow Amount until such funds are exhausted, and then may seek payment as provided in Section 6.7(b) or directly from the Sellers.

(b)           Subject to Section 6.7(a), Buyer may set-off any amount that Buyer is entitled to receive from the Sellers on a joint and several basis or from any Seller on a several basis under this Section 6 or under Section 7 against Earnout Consideration otherwise payable to pursuant to Section 2.5. For the avoidance of doubt, (i) the maximum permissible set-off pursuant to the previous sentence for the Sellers’ joint and several indemnification obligations shall be an amount equal to the Standard Cap minus the amount of Damages paid to Buyer from the Indemnity Escrow Amount in respect of the Sellers’ joint and several indemnification obligations, and (ii) the maximum permissible set-off pursuant to the previous sentence for any Seller’s several indemnification obligations shall be the amount that such Seller received or would be otherwise entitled to receive pursuant to Section 2.5. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(c)           In the event that, prior to the date of the expiration of the Escrow Agreement, a Buyer Indemnified Person will be entitled to receive payments (i) as a result of Sellers’ Representative failure to timely deliver an Objection Notice in accordance with Section 6.4(b) or (ii) under (A) any settlement agreement between the parties or (B) any final Order, in any case, regarding claims for Damages made by such Buyer Indemnified Person pursuant to Section 6.2(b), then Sellers’ Representative will execute a joint instruction to the Escrow Agent to satisfy such obligations to Buyer by a payment from the Escrow Amount and the remaining balance of the Escrow Amount will be retained by Escrow Agent in accordance with the terms of this Section 6.7 and the Escrow Agreement.

(d)           Promptly following the eighteen-month anniversary of the Closing Date, in the case of the Indemnity Escrow Amount, or the date on which the Operating Income Statement in respect of the Second Earnout Period becomes final, in the case of the Earnout Escrow Amount, Buyer will execute a joint instruction to release the then-remaining balance of the Indemnity Escrow Amount or the Earnout Escrow Amount, as applicable, to Sellers’ Representative; provided, however, in the event that Buyer has made claim(s) for Damages pursuant to Section 6.2(b) and such indemnification claim(s) remain outstanding as of the relevant date, then on such date, (i) Buyer will execute a joint instruction to have the Escrow Agent pay to Sellers’ Representative an amount, if any, equal to the remaining balance of the Indemnity Escrow Amount or the Earnout Escrow Amount, as applicable, less the amount mutually agreed to in good faith by Buyer and Sellers’ Representative of such outstanding indemnification claim(s) (the “Claim Amount”), and (ii) the portion of the Claim Amount will remain held by the Escrow Agent pending the resolution of such indemnification claim. Upon resolution of such outstanding indemnification claim(s), either by mutual agreement of the parties or pursuant to a final Order, (A) Sellers’ Representative will execute a joint instruction to satisfy any amounts which Buyer is entitled to receive as a result of the resolution of such outstanding indemnification claims(s) by a payment from the Escrow Amount and (B) Buyer will execute a joint instruction to pay to Sellers’ Representative an amount equal to the remaining balance of the Escrow Amount.

6.8          Tax Treatment of Indemnification Payments

Except to the extent otherwise required by applicable Legal Requirements, the parties to this Agreement and their respective Affiliates shall treat any indemnification payments made under this Agreement as an adjustment to the Purchase Price for all applicable Income Tax purposes.

6.9          Exclusive Remedy

Each of the parties agrees that the right to indemnification under this Section 6, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any Party hereto (or any specified third party beneficiary) for any breach or default under this Agreement or any Transaction Agreement, or any other misrepresentation or breach of any representation or warranty contained in this Agreement or any other Transaction Agreement; provided that the foregoing shall not apply to any Fraud Claims.

6.10          Indemnification with Respect to Tax Matters

Notwithstanding anything to the contrary in this Agreement, this Section 6 (other than Section 6.2(a), Section 6.6(c), Sections 6.7(a), (b) and (c), Section 6.8, and this Section 6.10) shall not apply to any indemnification with respect to any Tax matters, which shall be exclusively governed by Section 7.2 (and Section 6.2(a), Section 6.6(c), Sections 6.7(a), (b) and (c), Section 6.8, and this Section 6.10).

7.           COVENANTS

7.1          Restrictive Covenants; Non-Competition; Non-Solicitation

(a)           For purposes of this Section 7.1, “Covered Sellers” shall mean the Sellers identified on Schedule 7.1(a).

(b)           During the Restricted Period, no Covered Seller shall, directly or indirectly, in the Geographic Areas, except, if applicable, in the course of such Seller’s employment by TWEC, engage in or become employed by, or become an officer, employee, director, agent, consultant, contractor, shareholder, member or partner of or lender to, or otherwise hold an interest in, any person or entity that to the best of each Seller’s knowledge after due inquiry, competes with the Company or engages in the Prohibited Business, except for the ownership in the aggregate by each Seller of less than 1% of the stock or other equity interests of a publicly traded firm or corporation.

(c)           During the Restricted Period, no Seller shall, directly or indirectly, as a sole proprietor, member of a partnership, an officer or director, a shareholder or investor in a non-public corporation, or as an employee, agent, associate or consultant of any person, firm or corporation: (i) solicit, induce or attempt to induce any employee or service provider of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee or service provider thereof or (ii) solicit any business from any person or entity who was a client, customer, supplier or other business relation of the Company as of the Closing Date or in any way interfere with the relationship between the Company and any client, customer, supplier or other business relation of the Company.

(d)           Each Seller hereby agrees and acknowledges that (i) the terms of this Section 7.1 (A) are reasonable as to time and scope, (B) are reasonable and necessary in order to protect the legitimate interests of Buyer, including the goodwill of the Company acquired by Buyer pursuant to this Agreement, (C) do not impose undue hardship on any Seller, and (D) are not injurious to the public, (ii) TWEC competes for clients throughout the Geographic Areas, and is not limited by geography in the Geographic Areas, (iii) Buyer would not have entered into this Agreement in the absence of the restrictions set forth in this Section 7.1, (iv) a breach or threatened breach by any Seller of such Seller’s covenants and agreements with Buyer in this Section 7.1 could cause irreparable harm to TWEC for which it would have no adequate remedy at law. Accordingly, notwithstanding any language contained in this Agreement (including Section 8.4(a)), and in addition to any remedies which TWEC may have at law, in the event of an actual or threatened breach by any Seller of his or her covenants and agreements contained in this Agreement, TWEC shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances (without the requirement of posting a bond or any other type of undertaking). Additionally, each Seller agrees that in the event that any court of competent jurisdiction should hold that the duration, area, scope or other term of a restriction set forth in this Agreement is unreasonable or unenforceable under circumstances now or hereafter existing, the maximum duration, area and scope of restriction and other term reasonable under the circumstances shall be substituted. For purposes of this Section 7.1(c), Buyer shall be considered to be Trans World Entertainment Corporation and its predecessors, successors, parents, Subsidiaries, divisions and affiliated and related companies.

(e)           In the event that any party to this Agreement initiates any proceeding in an attempt to confirm or enforce its rights under this Section 7.1, the parties agree that the time period during which Sellers are restricted pursuant to this Section 7.1 will be tolled to the furthest extent allowed under New York law.

7.2          Certain Tax Matters

(a)           With respect to each Tax Return attributable to any Pre-Closing Tax Period (including any Straddle Period) of the Company and any of its Subsidiaries that is due after the Closing Date (taking into account any valid extensions), Buyer shall prepare and file, or cause to be prepared and filed, when due, such Tax Return. Each such Tax Return shall be prepared in a manner consistent with past practices of the Company, except as required by any applicable Legal Requirement, Section 2.7, or Section 7.2(c).

(b)           With respect to any Tax Return described in Section 7.2(a) that is related to any Income Tax of the Company, (x) Buyer shall deliver the Sellers’ Representative, at least thirty (30) days prior to the due date (taking into account any valid extensions) for the filing of such Tax Return, a draft of such Tax Return (together with schedules, statements and, to the extent reasonably requested by Sellers’ Representative, supporting documentation) for review by the Sellers’ Representative, and (y) the Sellers’ Representative and Buyer shall cooperate to resolve any disagreement prior to the required due date for filing such Tax Return.

(c)           Notwithstanding anything to the contrary herein, all transfer, real estate transfer, stock transfer, documentary, sales, use, stamp, recording and other similar Taxes (including any related penalties, additions to Taxes and interest) imposed on or in respect of the purchase of the Shares (“Transfer Taxes”) shall be paid by the Sellers. The Sellers shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by any applicable Legal Requirement, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)           Subject to Section 6.2(a) and the limitations set forth in Sections 6.6(c) (including the Standard Cap), the Sellers shall, without duplication, indemnify, defend and hold each Buyer Indemnified Person harmless from and against all Damages arising from or in connection with (A) any Taxes of the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any such Taxes that are non-Income Taxes), (B) any Taxes of any other Person imposed on the Company, or for which the Company is actually or potentially liable, under Treasury Regulation Section 1.1502-6 or 1.1502-78 or any similar provision of state, local or non-U.S. law, as a transferee or successor, by contract, operation of law or otherwise, which Taxes relate to an affiliated, consolidated, combined, unitary or similar Tax group membership existing, event or transaction occurring, or a contract entered into, at any time before the Closing, (C) any breach or inaccuracy of any representation or warranty in Section 3.12 (Taxes) and (D) any breach by any Seller of any covenant in this Section 7.2, except, in each case, to the extent such Taxes are specifically accrued as a liability in the Closing Date Balance Sheet. For all purposes of this Agreement, any Tax liability with respect to any Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period based on an interim closing of the books as of the end of the Closing Date (i.e., the Tax liability for each portion of the Straddle Period shall be computed as if each portion were a separate Tax period), except for ad valorem property Taxes, which shall be prorated on a daily basis.

(e)           Notwithstanding anything in this Agreement to the contrary, the representations, warranties, covenants and agreements contained in Section 3.12 (Taxes) and this Section 7.2 shall survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions).

(f)           All agreements or arrangements with respect to any Tax matters between the Company on the one hand, and any Seller(s) and/or any of their respective Affiliates on the other hand, shall be terminated or modified prior to the Closing so as to cause there to be no continuing liability on the part of the Company.

(g)           The Sellers and Buyer shall cooperate in connection with any Tax matters relating to the Company (including retaining and providing reasonably relevant records or information and providing reasonably requested access to personnel or tax advisers. For the avoidance of doubt, Buyer shall have exclusive control with respect to any audit or examination, or administrative or judicial Tax proceeding involving the Company), provided that to the extent any Tax matter may give rise to a claim for indemnity under Section 7.2(d), (i) Buyer shall keep the Sellers’ Representative reasonably informed with respect to the defense against, or compromise or settlement of, such audit, examination, or administrative or judicial Tax proceeding, (ii) the Sellers’ Representative may, on request, participate (but not control), at Sellers’ expense, in the defense against, or compromise or settlement of, such audit or examination, or administrative or judicial Tax proceeding and (iii) Buyer shall not settle or compromise the applicable Tax matter without obtaining the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned).

7.3          Maintenance of Confidentiality by Sellers

Each Seller possesses and will possess following the Closing Date confidential and proprietary business information relating to the Company and the Business (the “Proprietary Information”). Each Seller agrees that, following the Closing Date such Seller will maintain the confidentiality of all Proprietary Information and will not use, or disclose to any other person or entity, for any purpose whatsoever, any Proprietary Information, unless (i) such information becomes known to the public generally through no fault of any Seller, (ii) such information is used or disclosed pursuant to the terms of a Seller’s employment with Buyer, or (iii) disclosure is required by law, by any Order or by any Governmental Authority; provided, that prior to disclosing any information pursuant to this clause (iii) each Seller shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure. Further, each Seller acknowledges the critical importance of maintaining the Proprietary Information as confidential and agrees that because any award of monetary damages would be inadequate for any breach of this covenant and would cause irreparable harm to Buyer, that in the event of the breach or threatened breach of this covenant, Buyer will be entitled to equitable relief, including injunctive relief and specific performance. Such remedy shall not be the exclusive remedy for any breach of this covenant but will be in addition to all other remedies available at law or equity.

7.4          Trademarks

Each Seller agrees not to use the name “Etailz” as a trademark or tradename in connection with the sale of products or services similar to those sold or contemplated to be sold by the Company. Each Seller agrees to provide any and all assistance, including but not limited to providing written Consents to Buyer, in connection with the protection and/or registration of any trademark or tradename listed in Section 3.23(a) of the Company Disclosure Schedule, or any trademark or domain name which includes “Etailz” as part of the tradename or trademark or domain name. Each Seller further agrees that it will cooperate with the Company to prevent any unintended or unauthorized affiliation or use.

7.5          Etailz Employee Retention Bonus Plan

Buyer agrees that, following the Closing Date, Buyer will assume the Company’s obligations under and in respect of the Etailz Employee Retention Bonus Plan and will comply with, or cause the Company to comply with, the terms and conditions of the Etailz Employee Retention Bonus Plan.

8.           General Provisions

8.1          Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants (including, in the case of the Sellers, the fees and expenses of the Sellers’ Representative).

8.2          Public Announcements

Unless required by a Legal Requirement or pursuant to any listing agreement with any national securities exchange or securities trading platform, any public announcement or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers shall mutually determine. Unless consented to by the other party in advance or required by Legal Requirements, each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than such Person’s Representatives. The Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

8.3          Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or e-mail (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other party):

If to any Seller:	To the Sellers’ Representative as set forth below.

If to Sellers’ Representative:	Thomas C. Simpson 1925 S Stevens St. Spokane, WA 99203 Attention: Thomas C. Simpson E-mail: tom@nwva.com

With copies to:	Paine Hamblen, LLP Washington Trust Financial Center 717 W. Sprague Ave, Suite 1200 Spokane, WA 99201-3505 Attention: Scott Simpson Facsimile: 509.838.0007 E-mail: scott.simpson@painehamblen.com
If to Buyer:	Trans World Entertainment Corporation 38 Corporate Circle Albany, New York 12203 Attention: John Anderson, Chief Financial Officer Facsimile: 518-862-9747 E-mail: janderson@twec.com
With copies to:	Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 Attention: John Schuster, Esq. Facsimile: 212-378-2332 E-mail: jschuster@cahill.com

Copies of notices delivered to a party’s counsel shall not constitute notice to such party.

8.4          Dispute Resolution

(a)           Except for any disputes relating to calculation of Earnout Consideration or Taxes (which will be resolved as set forth in Section 8.4(c)), the parties hereto agree that they will resolve any and all disputes arising out of or relating in any way whatsoever to this Agreement and the Transactions (collectively, a “Dispute”) pursuant to the following exclusive three-step process (which process shall not restrict in any way any Indemnified Person’s rights set forth in Section 6 or Buyer’s rights set forth in Section 7.2): First, the parties hereto will attempt to resolve the Dispute through direct discussions between Buyer and Sellers’ Representative. Second, if the aforementioned direct discussions do not yield a resolution of the Dispute within thirty (30 days) of their commencement (or any extended period of time agreed to by both Parties), Buyer and Sellers’ Representative shall attempt to resolve the Dispute through a non-binding mediation in accordance with the rules and procedures then in effect set forth by the American Arbitration Association (the “AAA Rules and Procedures”) (the “Mediation”). Third, if the Mediation does not yield a resolution of the Dispute, Buyer and Sellers’ Representative shall resolve the Dispute through a private and confidential arbitration proceeding (the “Arbitration”) to be held in Manhattan, New York in accordance with the AAA Rules and Procedures, except as they may be modified hereby or by mutual agreement of Buyer and Sellers’ Representative. Notwithstanding anything to the contrary in the AAA Rules and Procedures: (i) the Arbitration shall be held before a panel of three independent arbitrators none of whom shall be appointed by any party hereto; (ii) the panel shall not have the authority to modify or change any of the terms of this Agreement, except upon the written consent of Buyer and Sellers’ Representative; (iii) all parties hereto and the panel shall maintain the confidentiality of any arbitration award (the “Award”) unless Buyer, in its sole discretion, elects to make the Award public; (iv) the Award shall be final and binding upon all parties; and (v) judgment upon the Award may be entered in any federal or state court of competent jurisdiction in any state of the United States and/or in any foreign court having jurisdiction over the Person or Persons liable to pay the Award.

(b)           Except as set forth in Section 8.4(a), any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(c)           Any disputes relating to calculation of Earnout Consideration or Taxes will be resolved by an Independent Accounting Firm. The Independent Accounting Firm will be instructed to apply the relevant Calculation Methodology, if any, to the disputed item or items and deliver its written determination to Buyer and Sellers’ Representative within 30 days, and such determination will be final. The Independent Accounting Firm will address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Independent Accounting Firm will be shared between the Sellers, on the one hand, and Buyer, on the other, in reverse proportion to the percentage of the disputed amount determined to be for the account of Sellers and Buyer, respectively (such that if 25% of the disputed amount is determined to be for the account of the first party, and 75% of the disputed amount is determined to be for the account of the second party, the first party will pay 75% of the fees and expenses of the Independent Accounting Firm and the second party will pay 25%).

8.5          Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.6          Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by any applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7          Entire Agreement; Amendment

This Agreement supersedes all prior agreements between or among the parties with respect to its subject matter (including the letter of intent between Buyer and the Company dated July 14, 2016, and the non-disclosure agreement between Buyer and the Company dated February 20, 2016) and constitutes (along with Transaction Agreements and related documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

8.8          Assignment; Successors; No Third Party Rights

No party may assign any of its rights under this Agreement without the prior consent of the other party, except that Buyer may assign any of its rights under this Agreement to any Subsidiary or Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than Indemnified Persons and the parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

8.9          Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10        Governing Law

This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws principles.

8.11        Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8.12        Release

(a)           As of the Closing Date, each Seller, on behalf of itself and each of its Affiliates (other than the Company), hereby releases, acquits and forever discharges the Company and the Company’s present and former equityholders, directors, officers, managers, attorneys, agents, trustees, employees and other representatives and Affiliates, and each of their respective heirs, executors, administrators, successors and assigns (collectively, “Released Parties”), of and from any and all manner of action or actions, causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, that each such Person or such Person’s successors or assigns ever had, now have, or hereafter may or shall have against any Released Party arising out of any matters, causes, conditions, acts, conduct, claims, circumstances or events existing at or prior to Closing (the “Released Claims”). This release shall not apply to or otherwise limit, restrict or affect the indemnification, representations, warranties, covenants and all other rights and obligations of Buyer and Sellers set forth in this Agreement. Each Seller, on behalf of itself and each of its Affiliates (other than the Company), acknowledges that it has considered the possibility that it may not fully know the number or magnitude of the Released Claims that it has or may have against the Released Parties, but nevertheless intends to assume the risk that it is releasing such unknown Released Claims and agrees that this Agreement is a full and final release of any and all such Released Claims, and is not subject to termination or rescission by reason of the later discovery of any unknown Released Claims, regardless of the amount or magnitude of such Released Claims. Each Seller further represents that it has not assigned any Released Claims or possible Released Claims against any Released Party, and it fully intends to release all Released Claims, including unknown and contingent Released Claims.

8.13        Sellers’ Representative

(a)           By signing this Agreement each Seller hereby appoints the Sellers’ Representative as such Seller’s representative, agent and true and lawful attorney-in-fact to act on behalf of such Seller with full power of substitution or resubstitution, solely for the purposes set forth below, such appointment being coupled with an interest and irrevocable. The Sellers’ Representative is hereby authorized to act on behalf of each Seller under this Agreement, the Escrow Agreement and the Registration Rights Agreement, or any provision hereof or thereof. Without limiting the generality of the foregoing, each Seller hereby authorizes the Sellers’ Representative to:

(i)           deliver notices and communications to Buyer;

(ii)          receive notices, communications and service of process (all of which will be deemed delivered to or served upon all Sellers upon delivery to the Sellers’ Representative);

(iii)         object to, not object to, agree to, negotiate and resolve all matters relating to the contingent post-closing payments described in Section 2.5(b);

(iv)         agree to, disagree with, negotiate, dispute, litigate, arbitrate, settle, compromise and comply with court orders relating to all matters with respect to claims for indemnification made by Buyer pursuant to Sections 6 and 7;

(v)          agree to, negotiate, execute and deliver all amendments, modifications, waivers, and consents to or with respect to this Agreement, the Escrow Agreement and the Registration Rights Agreement, or any provision hereof or thereof;

(vi)         engage, employ or appoint such agents or representatives (including attorneys, accountants and consultants) as the Sellers’ Representative deems reasonable and appropriate to assist Sellers’ Representative with its duties and obligations hereunder;

(vii)        take any other action contemplated by this Agreement to be taken by the Sellers’ Representative; and

(viii)       incur such costs and expenses as the Sellers’ Representative deems reasonable and appropriate in connection with the foregoing.

(b)          Each Seller agrees that, after the Closing Date, Buyer shall be entitled to deal exclusively with the Sellers’ Representative with respect to all matters relating to this Agreement (including, without limitation, under Sections 2.5, 6 and 7), the Escrow Agreement and/or the Registration Rights Agreement; any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction of all Sellers and shall be final, binding and conclusive upon each and every Seller; and Buyer and the Company may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller.

(c)           The Sellers’ Representative may resign as Sellers’ Representative at any time with or without cause by giving at least ten (10) days’ prior written notice (a “Resignation Notice”) to the Sellers and the Buyer. Upon receipt of a Resignation Notice, the Sellers shall appoint a replacement Seller’s Representative as promptly as is practicable and in any event prior to the effective date of resignation specified in the Resignation Notice. Sellers shall deliver to Buyer prior to the expiration of the notice period in the Resignation Notice written notice (the “Appointment Notice”) confirming the appointment of the replacement Sellers’ Representative, which notice shall specify the name, address and phone number of the replacement Sellers’ Representative and shall be signed (i) by Sellers representing a simple majority of the Shares based on Sellers’ holdings of Shares immediately prior to the Closing and (ii) by the replacement Sellers’ Representative accepting such appointment. All decisions, acts, consents or instructions taken by the outgoing Sellers’ Representative in accordance with the terms of this Agreement prior to the resignation date specified in the Resignation Notice (or, if earlier, the effective date specified in the Appointment Notice) shall remain final, binding and conclusive on all Sellers and shall not be affected by the Sellers’ Representative’s resignation, and, from and after the effective date specified in Appointment Notice, the replacement Sellers’ Representative shall have all of the rights, authority and duties granted to the Sellers’ Representative hereunder.

(d)           Exculpatory Provisions

(i)           The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall severally indemnify the Sellers’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

(ii)           The Seller’s Representative shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Sellers’ Representative shall have no implied duties or obligations under the terms of this Agreement or otherwise. The Sellers’ Representative shall not be charged with or be deemed to have any knowledge or notice of any notice, fact or circumstance not specifically set forth in this Agreement or furnished to the Sellers’ Representative in notices provided to the Sellers’ Representative in writing and strictly in accordance with the notice provisions of this Agreement. The Sellers’ Representative shall have no liability to any Seller with respect to the transfer or distribution of any funds effected by the Sellers’ Representative pursuant to wiring or transfer instructions provided to the Sellers’ Representative by any party to this Agreement. The Sellers’ Representative shall not be obligated to take any legal action or to commence any proceedings in connection with this Agreement or any funds held hereunder or to appear in, prosecute or defend in any such legal action or proceedings. The Sellers’ Representative shall be entitled to rely upon and shall be fully protected in acting on any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information set forth therein, which the Sellers’ Representative shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative except for gross negligence or willful misconduct. The Sellers’ Representative shall in no case or event be liable for any representations or warranties of any of the parties hereto. The Sellers’ Representative shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(iii)           The Sellers’ Representative is hereby expressly authorized by each Seller to disregard any communications from any Seller unless provided in writing and signed by such Seller and the Sellers’ Representative is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Sellers’ Representative obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Sellers’ Representative shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators’ ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iv)           The Sellers’ Representative shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(v)           The Sellers’ Representative shall not be liable for any change in, modification, rescission or clarification of law adversely affecting any rights under any statute of limitation with respect to this Agreement or any documents deposited with the Sellers’ Representative.

(e)           Sellers’ Representative Account; Disbursements

(i)           Sellers’ Representative shall establish a new deposit account at a bank to be determined by Sellers’ Representative (in his sole discretion) for the purposes of receiving and disbursing any amounts received by Sellers’ Representative pursuant to this Agreement.

(ii)           The Sellers’ Representative shall be entitled to such rights and shall perform such duties of the Sellers’ Representative as set forth herein, in accordance with the terms and conditions of this Agreement. The Sellers’ Representative shall have no obligation to and shall not invest any amounts deposited in the deposit account. Any and all interest earned on amounts deposited by Sellers’ Representative in such account shall be distributed by the Sellers’ Representative to the Sellers pro rata in accordance with payment schedule agreed among the Sellers. The Sellers and the Sellers’ Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof.

(iii)           The Sellers’ Representative shall hold and safeguard amounts in the deposit account, and shall hold and dispose of amounts in the deposit account only in accordance with the terms of this Agreement.

(iv)           Subject to any amounts deducted or set aside in accordance with Section 8.13(f) below, within three (3) Business Days following the date that Buyer or the Escrow Agent distributes any amounts to the Sellers’ Representative including, without limitation, any payments made pursuant to Section 2.5(b), or the release of the Indemnity Escrow Amount, Sellers’ Representative shall disburse such amounts (A) in the case of receipt by Sellers’ Representative of all or any portion of the Indemnity Escrow Amount, to the Sellers in accordance with the allocation percentages set forth opposite each Seller’s name on Schedule 2.5(a) under the heading “Closing Date Cash Payment Allocation Percentage,” and (B) in the case of receipt by Sellers’ Representative of all or any portion of the Earnout Escrow Amount, in accordance with the allocation percentages set forth opposite each Seller’s name on Schedule 2.5(a) under the heading “Contingent Consideration Allocation Percentage as Agreed Among Sellers.”

(f)           Fees & Expenses of Sellers’ Representative. Each Seller agrees that the Sellers’ Representative shall have the right to reduce on a pro rata basis from the amounts otherwise to be distributed by Sellers’ Representative to the Sellers pursuant to this Agreement such reasonable costs and expenses actually incurred by the Sellers’ Representative in the performance of the duties described herein.

(g)           The power of attorney granted by each Seller hereunder is independent and severable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

TRANS WORLD ENTERTAINMENT CORPORATION, as Buyer

By:	/s/ Michael Feurer
Name: Michael Feurer
Title: President and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

Thomas C. Simpson
as Sellers’ Representative

By:	/s/ Thomas C. Simpson
Name:
Title:

[Signature Page to Share Purchase Agreement]

as a Seller

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]

Schedule 1.1A - Knowledge

Persons with Knowledge of the Company

Mitchell Bailey

William Kinzel

Josh Neblett

Sarah Neblett

Thomas C. Simpson

Persons with Knowledge of the Buyer

Michael Feurer

John Anderson

Ed Sapienza

Schedule 1.1B - Specified Employees

Mitchell Bailey

William Kinzel

Joshua A. Neblett

Sarah Neblett

Schedule 2.5(a)	Seller Allocations

Seller	Total Shares Owned Immediately prior to Closing	Pro Rata Allocation Percentage	Allocation of Closing Date Cash Payment as Agreed Among Sellers	Closing Date Cash Payment Allocation Percentage	Allocation of Stock Consideration as Agreed Among Sellers	Vesting Schedule for Stock Consideration	Stock Consideration Allocation Percentage	Contingent Consideraton Allocation Percentage as Agreed Among Sellers

Thomas C. Simpson	163,602	12.35%	$4,936,946.52	14.23%	976,594	(A)	17.04%	13.12%
Susanne Baab-Simpson	146,890	11.09%	$3,769,014.90	10.86%	572,055	(A)	9.98%	11.09%
Joshua A. Neblett	224,491	16.95%	$5,760,160.14	16.60%	1,572,552	(B)	27.44%	16.95%
Joseph L. Herzog	221,140	16.70%	$5,674,177.65	16.35%	424,255	(A)	7.40%	16.70%
Cowles Company	96,763	7.31%	$2,482,816.12	7.16%	376,838	(A)	6.58%	7.31%
WIN Partners, LLC	132,754	10.02%	$3,146,462.01	9.07%	477,573	(A)	8.33%	9.26%
Jean J. Balek-Miner	75,320	5.69%	$1,932,617.62	5.57%	305,050	(A)	5.32%	5.69%
KickStart, LLC	50,000	3.78%	$1,282,937.88	3.70%	194,722	(A)	3.40%	3.78%
Murray K. Huppin and Leslie S. Huppin	37,005	2.79%	$949,502.32	2.74%	144,114	(A)	2.51%	2.79%
Grabbing Gears, LLC	10,000	0.76%	$256,587.57	0.74%	38,944	(A)	0.68%	0.76%
Wayne Williams	27,005	2.04%	$692,914.75	2.00%	105,169	(A)	1.84%	2.04%
Scott Simpson	5,500	0.42%	$141,123.17	0.41%	21,419	(A)	0.37%	0.42%
Bill McAleer	1,935	0.15%	$49,656.32	0.14%	7,537	(A)	0.13%	0.15%
David Barbieri	27,005	2.04%	$692,914.75	2.00%	105,169	(A)	1.84%	2.04%
William Kinzel	11,141	0.84%	$525,505.10	1.51%	43,388	(A)	0.76%	0.84%
Tyler and Ciera Alvarado	12,250	0.92%	$314,319.78	0.91%	47,707	(A)	0.83%	0.92%
Daniel Peck	9,730	0.73%	$376,426.28	1.08%	0	--	0.00%	0.73%
Sarah Neblett	71,815	5.42%	$1,715,917.11	4.95%	317,573	(A)	5.54%	5.42%

TOTAL	1,324,346	100.00%	$34,700,000	100.00%	5,730,659		100.00%	100.00%

(A) Restricted Shares; 100% vested upon issuance.
(B) Restricted Shares; unvested. Subject to the terms of the Offer Letter between Buyer and Mr. Neblett, 50% will vest on 1/31/2018 and 50% will vest on 1/31/2019.

Schedule 6.6(c) - Fundamental Sellers

Thomas C. Simpson

Joshua A. Neblett

Schedule 7.1(a) - Covered Sellers

Thomas C. Simpson

Susanne Baab-Simpson

Joshua A. Neblett

Joseph L. Herzog

WIN Partners, LLC

Jean J. Balek-Miner

KickStart, LLC

William Kinzel

Tony and Ciera Alvarado

Daniel Peck

Sarah Neblett